CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

New Coal Supply Agreement — Stanwell Corporation Limited Coronado Curragh Pty Ltd —

Level 22 Waterfront Place 1 Eagle Street Brisbane Qld 4000 Australia DX 102 Brisbane T +61 7 3119 6000 F +61 7 3119 1000 minterellison.com

Table of Contents
Details		3
Recitals		3
1	Interpretation	5
2	Agreement to Buy and Sell/Total Contract Tonnage	9
3	Source of Coal/Substitute Coal	10
4	Annual Contract Tonnage, Rates of Delivery and Notification of Requirement	15
5	Coal Option	17
6	Delivery Facilities/Title/Risk	18
7	Quality of Coal	19
8	Quantity and Quality Determination	20
9	Price of Coal	22
10	Variation for Quality	23
11	Payment	23
12	Interruption to Supply	27
13	Interruption to Taking of Deliveries	31
14	Sales by Coronado to other Purchasers	35
15	Marketable Reserves	35
16	Request by Stanwell for Postponement of Deliveries	35
17	Dispute Resolution	36
18	Assignment and Change of Control	38
19	Representations, Warranties and Undertakings	40
20	Confidentiality	41
21	Notices and Communications	42
22	Miscellaneous	42
23	Costs	44
24	Counterparts	44
25	Triggering Events/Termination	44
Schedule 1 – SRA Value Schedule		48
Schedule 2 – Quality Assurance		62
Schedule 3 – Rail Performance Levels		63

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Details

Date	12 July 2019

Parties

Name	Stanwell Corporation Limited
ABN	37 078 848 674
Short form name	Stanwell
Notice details	Level 2, 180 Ann Street, Brisbane QLD 4000 Attention: Company Secretary
Email: karen.buckley@stanwell.com
Copy to: General Counsel
Email: philip.ware@stanwell.com

Name	Coronado Curragh Pty Ltd
ABN	90 009 362 565
Short form name	Coronado
Notice details	Level 31, 345 Queen Street, Brisbane QLD 4000 Attention: Garold Spindler, Chief Executive Officer
Email: gspindler@coronadocoal.com

Recitals

A          The securing of a stable supply of Coal for the Supply Term is of fundamental importance to Stanwell. The securing of a stable demand for its coal production is of fundamental importance to Coronado.  Accordingly, Coronado has agreed to sell and deliver and Stanwell has agreed to accept and purchase Coal in accordance with the terms and conditions of this Agreement, which has been executed as a deed.

B          Under the terms of the ACSA and the "Reserved Area Deed of Consent" executed by the parties on 6 November 2009, the Reserved Area within the Curragh North Mining Lease (as those terms are defined in the ACSA) was reserved for Stanwell and Coronado was not entitled to mine the Reserved Area.

C           Under the "Amended and Restated Reversion Deed" executed by the parties on 6 November 2009, Stanwell was entitled to acquire the Curragh North Mining Lease and certain related assets from Coronado, and Coronado was required to transfer the Curragh North Mining Lease and certain related assets to Stanwell, for nominal consideration, and Stanwell also held the right to access or acquire certain other coal production related assets and infrastructure.

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D          The parties agreed in the Deed (and subject to the terms of the Deed):

(i)          that Stanwell permits Coronado to mine the Reserved Area;

(ii)         that Stanwell will not exercise any of its rights, or assert any interests, in or in relation to the Curragh North Mining Lease;

(iii)        to terminate the "Reversion Deed" and the "Reserved Area Deed of Consent";

(iv)        that Coronado will supply coal to Stanwell under this Agreement from the expiry or termination of the ACSA; and

(v)         the Derived Amount and the Cash in Lieu  payable by Coronado to Stanwell under this Agreement are payable as consideration for the termination of the Reversion Deed and deletion of clause 2.9 of the ACSA.

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It is agreed  as follows.

1.    Interpretation

1.1    Definitions

In this Agreement:

"Act" means the Mineral Resources Act 1989 (Qld).

"ACSA"  means the Amended Coal Supply Agreement dated 6 November 2009 between Stanwell and Coronado, as amended by:

(a)    the ACSA Deed of Amendment entered into between Stanwell and Coronado on or about 21 November 2016;

(b)    the Deed; and

(c)    the letter from Coronado to Stanwell dated 20 September 2018.

"ACSA Final Delivery Date"  means the date that is the "Final Delivery Date" under the ACSA.

"Advance Payment" has the meaning given in Clause 16.

"Annual Contract Tonnage" means for each Year during the Supply Term, the quantity of Coal in Tonnes Equivalent nominated by Stanwell in accordance with Clause 4.1(a)(i).

"Authorised Representative" means, in respect of each Party, the authorised representative notified by that Party to the other Party from time to time.

"Business Day" means a day other than Saturday, Sunday or public holiday in Brisbane, Queensland.

"Cash in Lieu" has the meaning given in the SRA Value Schedule.

"Cash Value of the SRA" has the meaning given in the SRA Value Schedule.

"Change of Control" means, in relation to Coronado, a change in the persons (including a fund, a trust or a corporation as defined in the Corporations Act) who are individually or together able to Control Coronado.

"Coal" means coal from the Tenements or Substitute Coal that meets the requirements of Clause 7.

"Commencement Date" means 14 August 2018.

"Contract Price per GJ" has the meaning given in the SRA Value Schedule.

"Contract Price per Tonne Equivalent" has the meaning given in the SRA Value Schedule.

"Control" has the meaning given in section 50AA of the Corporations Act, and in addition:

(a)    in the case of a corporation, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the composition of the board of directors of that corporation, the voting rights of the majority of the voting shares of the corporation or the management of the affairs of the corporation; and

(b)    in the case of a trust, includes the power (whether it is legally enforceable or not) to control, whether directly or indirectly, the appointment or removal of the trustee of the trust, the composition of the board of directors of the trustee, the voting rights of the majority of the securities of the trust or the management of the affairs of the trust or the business operated by the trust, and Controlled  has a corresponding meaning, where a reference to the Corporations Act in this definition is to that Act as in force at 14 August 2018.

"Coronado Holdings" means:

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(a)    until the Permitted Reorganisation, Coronado Group LLC; and

(b)    on and from the Permitted Reorganisation, Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC).

"Coronado's Carrier" means such person who from time to time contracts with Coronado for the transport of Substitute Coal.

"Corporations Act" means the Corporations Act 2001 (Cth).

"Curragh Mine" means Coronado's coal mine and coal mining facilities located within the Tenements and Coronado's processing facilities located within or in the vicinity of those Tenements.

"Deed" means the Curragh Mine – New Coal Supply Deed between Coronado and Stanwell dated 14 August 2018.

"Derived Amount" has the meaning given in the SRA Value Schedule.

"Final Delivery Date" means the earlier of:

(a)    the last day of the Month for which the Outstanding Value of the SRA is first determined as equalling zero; and

(b)    31 December 2038.

"Government Body" means any government, governmental or semi-government or judicial entity, any body politic, any ministry, inspectorate, official, public or statutory person or other statutory or administrative entity, domestic or foreign, federal, state or local.

"GST" means any tax, levy, charge or impost implemented under the GST Act or an Act of the Parliament of the Commonwealth of Australia substantially in the form of, or which has a similar effect to, the GST Act.

"GST Act" means the Act entitled A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any Act passed in substitution for or replacement of that Act and expressions and words defined in that Act and used in this Agreement have the meanings defined in that Act.

"Holding Company" has the meaning given that term in section 9 of the Corporations Act.

"Invoice Price" has the meaning given in Clause 9(b).

"JORC Code" means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves from time to time.

"Loading Plant" means the loading plant located at the mine at which a delivery of coal is to be made.

"Marketable Reserves Statement" means:

(a)    unless paragraph (b) applies, a statement given in accordance with the JORC Code showing, amongst other things, the Mineral Resources and Ore Reserves (as those terms are defined in the JORC Code) of coal within the Tenements; and

(b)    if a Holding Company of Coronado is not listed on a recognised stock exchange, an annual reserves statement for the Tenements prepared by suitably qualified experts equivalent to a JORC Code reserves statement.

“Medium Term Arrangement" means:

(a)    any contractual arrangement for the sale and purchase of coal by Coronado with a third party, or by Stanwell with a third party, as applicable, having a term of not less than three Months and not more than one Year; and

(b)    any such arrangement for a term of not more than one Year which contains an option for Stanwell or Coronado to extend that term, provided that such option is not exercised after the relevant interruption to supply or to taking of deliveries, as applicable, ceases without the prior consent of Stanwell (where Coronado is the party to the agreement) or of Coronado (where Stanwell is the party to the agreement).

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"Mining Lease"  means a mining lease granted under the Act.

"Month" means a calendar month.

"Monthly Tonnages" has the meaning given in Clauses 4.2(a) and 4.2(b).

"Monthly Tonnage (SRA Value Schedule)" has the meaning given in the SRA Value Schedule.

"Netback Amount" for each Month during the Supply Term, has the meaning given in Clause 11.2.

"Netback Price" has the meaning given in the SRA Value Schedule.

"Nominal Net Weight" for a train means 97.5% of the aggregate of the weight of coal capable of being carried in the wagons in that train, for each particular class of wagon as most recently advised by Stanwell's Carrier.

"Nominated Contract Price per GJ" has the meaning given in the SRA Value Schedule.

"Outstanding Value of the SRA" has the meaning given in the SRA Value Schedule.

"Party" means Coronado or Stanwell.

"Permitted Reorganisation" means the transfer by Coronado Group LLC of all of its assets (other than its interests in Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC)) to Coronado Global Resources Inc. (formerly Coronado Group Holdco LLC).

"Power Station" means:

(a)    the Stanwell Power Station; or

(b)    any other power station:

(i)    owned by Stanwell which Stanwell may nominate to receive and use Coal; and

(ii)    where the Coal has been test burned by Stanwell and determined by Stanwell to be suitable for use,

depending in each case upon where the Coal is intended to be used.

"Project Documents" means this Agreement, the Deed and the ACSA.

"Quarter" means any period of 3 consecutive Months beginning on January 1, April 1, July 1 and October 1 of any Year.

"Quarterly Tonnages" has the meaning given in Clause 4.1(a).

"Rail Energy Payment" has the meaning given in Clause 11.5.

"Related Body Corporate" has the meaning given to that term in section 50 of the Corporations Act .

“Shareholding Minister” has the meaning given to that term in the Government Owned Corporations Act 1993 (Qld).

"SRA Value Schedule"  means the model calculations schedule at Schedule 1 to this Agreement which sets out the information and formulae required to determine:

(a)    certain amounts to be paid under this Agreement; and

(b)    the Final Delivery Date.

"Standard Coal Quality" means all of the Gross Calorific Value, Ash and Total Moisture specifications as set out in Clause 7.1(a).

"Stanwell Power Station" means the existing coal fired power station operated by Stanwell near Gracemere in the State of Queensland.

"Stanwell's Carrier" means such person who from time to time contracts with Stanwell for the transport of Coal.

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"Substitute Coal" has the meaning given in Clause 3.2.

"Supply Commencement Date" means the earlier of:

(a)    the day after the ACSA Final Delivery Date;

(b)    if the ACSA is terminated prior to the ACSA Final Delivery Date, the day after the date that the ACSA is terminated; and

(c)    1 January 2029.

"Supply Term" means the period from the Supply Commencement Date until the Final Delivery Date.

"Tenements" means Mining Lease Numbers 1878, 1990, 80010, 80011, 80012, 80086, 80110, 80112, 80123, 80171, 700006, 700007, 700008 and 700009 and Mineral Development Licence Numbers 162, 328 and 329 and any renewals, extensions and amendments thereof and any tenements issued to Coronado in place thereof or over any part of the area covered by the foregoing tenements.

"Termination Payment" has the meaning given in the SRA Value Schedule.

"Tonne" means a metric ton of 1,000 kg.  For the purpose of conversion, a metric ton equals 0.984206 long tons and a long ton equals 1.016047 metric tons.

"Tonne Equivalent" means a quantity of Coal with an as received Gross Calorific Value of 25.6 gigajoules, determined by the sampling and analysis techniques provided in this Agreement.

"Tonnes Delivered" for each Month during the Supply Term, has the meaning given in Clause 11.2.

"Trade Certified" means that the Weighbridge is licensed under the National Measurement Act 1960 (Cth).

"Value of the SRA" has the meaning given in the SRA Value Schedule.

"Weekly Tonnages" has the meaning given in Clauses 4.3(a) to 4.3(c) inclusive.

"Weighbridge" means the weighbridge at or near the Loading Plant or other weighbridge agreed in writing by the Parties, with each Party acting reasonably.

"Year" means a calendar year commencing on January 1 and ending on December 31.

1.2    Interpretation

In this Agreement:

(a)    All payments required to be made under this Agreement shall be made in Australian Dollars and Cents.

(b)    References to "A$" or "$" shall be a reference to Australian dollars and references to "US$" shall be a reference to United States dollars.

(c)    Each provision shall be deemed to be separate and severable from each other provision.  If any provision is determined to be invalid or unenforceable, such determination and the consequential severance (if any) shall not invalidate the rest of this Agreement which shall remain in full force and effect as if such provision had not been made a part thereof unless the effect of the severance of any such provision would be to frustrate this Agreement in which case the legal principles of frustration of contract shall apply.

(d)    Reference to a Party includes that Party's successors and permitted assigns and references to Coronado or Stanwell shall include their successors and permitted assigns.

(e)    Reference to Australian or British Standards shall unless otherwise agreed by the Parties be reference to such Standards as at the date hereof.

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(f)    Save as expressly provided in this Agreement, reference to any statute shall include reference to any modification thereof or any statutory provision substituted therefore and any regulation, rule, by-law, Order in Council or Proclamation made thereunder or pursuant thereto.

(g)    Percentages shall where the context permits, in relation to physical characteristics of coal, refer to percentages by mass.

(h)    A reference to a person includes a corporation of any type, and any other legal structure, as well as a natural person.

(i)    Where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings.

(j)    A reference to a law, document, deed or agreement, including this Agreement, includes a reference to that law, document, deed or agreement as amended, novated, supplemented, varied or replaced from time to time.

(k)    The terms "include" and "including" shall be deemed to be followed by the words "without limitation".

(l)    If a Party is required to use "its best endeavours" under this Agreement, that Party is entitled to take into consideration commercial considerations (including time and cost) and whether the obligation can be achieved and any such obligation shall be so interpreted.

(m)    A reference to the "date of this Agreement" is a reference to the date this document was executed by the Parties.

2.    Agreement to Buy and Sell/Total Contract Tonnage

2.1    New CSA

This Agreement is the "full form New CSA" described in clause 3.2(a) of the Deed.  This Agreement supersedes and replaces the Binding Terms Sheet (as defined in the Deed).

2.2    Agreement

Commencing on the Supply Commencement Date, Coronado shall sell and deliver to Stanwell, and Stanwell shall purchase and accept from Coronado, Coal in the quantities and on the terms and conditions provided in this Agreement.

2.3    Term

(a)    This Agreement will have effect from the Commencement Date, and unless this Agreement is terminated earlier in accordance with its terms this Agreement ends on the date occurring after the Final Delivery Date when each Party has complied with its obligations and satisfied all of its liabilities under this Agreement.

(b)    From four Years prior to the expected Final Delivery Date, either Party may request the other Party to discuss the possibility of extending this Agreement to cover additional tonnages of Coal.  In such case the Parties will discuss such possibility but, subject to Clause 2.3(c)(ii) neither Party shall be obliged to agree to any such extension.

(c)    If as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, then:

(i)    Coronado shall pay to Stanwell the Cash Value of the SRA as at 31 December 2038 by no later than 31 January 2039; and

(ii)    if requested by Stanwell, Coronado will use its best endeavours to supply Coal, at a price to be agreed between Coronado and Stanwell.

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2.4    Non-exclusive Supply Agreement

Without derogating from the obligations of Coronado and Stanwell under this Agreement, Coronado acknowledges and agrees that:

(a)    it is not the exclusive supplier of coal to Stanwell;

(b)    Stanwell is not obliged to purchase all of its coal requirements from Coronado; and

(c)    Stanwell may seek and obtain supplies of coal from third party suppliers of coal.

3.    Source of Coal/Substitute Coal

3.1    Source of Coal

(a)    Coal supplied under this Agreement shall be from the Tenements, except as provided in Clause 3.1(b).

(b)    Coronado shall have the right to deliver Substitute Coal, and Stanwell shall accept delivery of that Substitute Coal, subject to Clauses 3.3 to 3.8, inclusive.  Stanwell's sole obligations to accept delivery of that Substitute Coal are set out in this Clause 3.

(c)    Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall apply to that Substitute Coal as if it were coal produced from the Tenements.

3.2    Substitute Coal

(a)    "Substitute Coal" means coal produced from sources other than the Tenements and either:

(i)    if the coal is for use at the Power Station:

(A)    the coal meets the provisions of Clause 7 and has been previously utilised at the Power Station; or

(B)    if the coal has not been previously utilised at the Power Station, then coal that Stanwell has test burned and determined is suitable for use at the Power Station in accordance with Clause 3.2(c); or

(ii)    if the coal is not for use at the Power Station, then coal that meets the provisions of Clause 7.

(b)    Coronado may at any time request Stanwell to provide a list of coal that has been previously utilised at the Power Station, including its source and quality and Stanwell shall provide that information within 7 days of receiving that request.

(c)    Where coal which has not been previously utilised at the Power Station is intended for use at the Power Station, Coronado may request Stanwell to test burn the coal and Stanwell shall do so and shall inform Coronado of its determination, with reasons within 60 days of receiving that request.  Stanwell shall act reasonably and in good faith in the test burn and in determining the suitability of such coal.  Such trial coal shall be purchased and transported on the same basis as Coal is purchased and transported under this Agreement.

3.3    Transportation of Substitute Coal

Clauses 3.4 to 3.8, inclusive, shall apply in relation to the transport of Substitute Coal that is not delivered at the Curragh Mine Loading Plant.

3.4    Transportation and Rail Rates of Substitute Coal from Designated Mines

(a)    "Designated Mine(s)" means any mine other than the Curragh Mine for which Stanwell at the relevant time has rail freight arrangements in place for transport of coal from that mine to:

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(i)    the Power Station; and

(ii)    such other destination as Stanwell advises Coronado that Coal delivered under this Agreement is to be transported.

(b)    Within 7 days of receiving a request from Coronado, Stanwell shall inform Coronado of all Designated Mines.

(c)    Stanwell shall use its best endeavours to achieve rail freight rates for the transport of coal from Designated Mines to the Power Station, or if applicable, to such other destination as Stanwell advises Coronado that Coal delivered under this Agreement is to be transported, that are at least equivalent to or better than market rates at the time and are based on utilisation equivalent to Stanwell's planned total coal consumption for the Year concerned.

(d)    For any proposed delivery of Substitute Coal from a Designated Mine, Coronado may request Stanwell to inform it:

(i)    whether Stanwell is able to arrange the transport of the Substitute Coal;

(ii)    of the destination of the Substitute Coal;

(iii)    provided Stanwell is able to arrange the transport of the Substitute Coal, of any Difference or Stanwell Election Difference, as the case may be (as defined in Clause 3.6(a)) that would apply to that delivery; and

(iv)    if Coronado were to arrange the transportation of that Substitute Coal, of any Capacity Charges (as defined in Clause 3.6(a)) that would apply.

(e)    Stanwell shall provide the information requested in Clause 3.4(d) (or Stanwell's best estimate thereof, based on reasonable grounds) within 5 days of the request.  Coronado may then elect to:

(i)    have Stanwell arrange transportation of the Substitute Coal, provided Stanwell has informed Coronado that it is able to do so, and in that event Stanwell shall arrange the transportation;

(ii)    provided Coronado has made the request at least 7 days before the proposed delivery, arrange the transportation of the Substitute Coal; or

(iii)    cancel the proposed delivery of Substitute Coal.

(f)    If:

(i)    Coronado has made an election in accordance with Clauses 3.4(e)(i) or 3.4(e)(ii) in respect of the transportation of Substitute Coal; and

(ii)    Stanwell makes an election in accordance with Clause 4.5 which would apply to any quantity of Coal that would be Substitute Coal to which the election made in accordance with Clauses 3.4(e)(i) or 3.4(e)(ii) would apply (Designated Mine Export Substitute Coal), then:

(iii)    the election under Clauses 3.4(e)(i) or 3.4(e)(ii) will not apply in respect of the Designated Mine Export Substitute Coal;

(iv)    Stanwell must provide the information required under Clause 3.4(d) in respect of the Designated Mine Export Substitute Coal within 5 days of the election under Clause 4.5; and

(v)    Coronado may then make the election under Clause 3.4(e) in respect of the Designated Mine Export Substitute Coal.

3.5    Transportation and Rail Rates of Substitute Coal from other Mines

(a)    "Other Mine(s)" means any mine that is not the Curragh Mine or a Designated Mine.

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(b)    For any proposed delivery of Substitute Coal from any Other Mine:

(i)    Coronado shall give Stanwell at least 14 days' notice of that proposed delivery from a nominated Other Mine and request Stanwell to obtain a quotation for a rail freight rate for the transportation of Substitute Coal from that Other Mine.

(ii)    Stanwell shall use its best endeavours to achieve rail freight rates for the transport of coal from that Other Mine to the Power Station, or if applicable, to such other destination as Stanwell advises Coronado that Coal delivered under this Agreement is to be transported, that are at least equivalent to or better than market rates at the time and are based on utilisation equivalent to Stanwell's planned total coal consumption for the Year concerned.

(iii)    Within 7 days of receiving that notice and request, Stanwell shall inform Coronado of:

(A)    whether Stanwell is able to arrange transport of the Substitute Coal;

(B)    any such quotation;

(C)    the destination of the Substitute Coal;

(D)    any Difference or Stanwell Election Difference, as the case may be (as defined in Clause 3.6(a)) that would apply to that delivery; and

(E)    if Coronado were to arrange the transportation of that Substitute Coal, any Capacity Charges (as defined in Clause 3.6(a)) (or Stanwell's best estimate thereof, based on reasonable grounds) that would apply.

(iv)    Coronado may then elect to:

(A)    have Stanwell arrange transportation of the Substitute Coal, provided Stanwell has informed Coronado that it is able to do so, and in that event Stanwell shall arrange the transportation;

(B)    arrange the transportation of the Substitute Coal; or

(C)    cancel the proposed delivery of Substitute Coal.

(v)    If:

(A)    Coronado has made an election in accordance with Clauses 3.5(b)(iv)(A) or 3.5(b)(iv)(B) in respect of the transportation of Substitute Coal; and

(B)    Stanwell makes an election in accordance with Clause 4.5 which would apply to any quantity of Coal that would be Substitute Coal to which the election made in accordance with Clauses 3.5(b)(iv)(A) or 3.5(b)(iv)(B) would apply (Other Mine Export Substitute Coal), then:

(C)    the election under Clauses 3.5(b)(iv)(A) or 3.5(b)(iv)(B) will not apply in respect of the Other Mine Export Substitute Coal;

(D)    Stanwell must provide the information required under Clause 3.5(b)(iii) in respect of the Other Mine Export Substitute Coal within 5 days of the election under Clause 4.5; and

(E)    Coronado may then make the election under Clause 3.5(b)(iv) in respect of the Other Mine Export Substitute Coal.

3.6    Payment for Transportation

(a)    In this Clause 3.6:

(i)    "Transport Cost" means the amount, in $/Tonne, equal to the applicable rate for the transport of coal from the relevant Designated Mine or Other Mine, as

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the case may be, to the relevant destination taking into account all rail performance Freight Incentives and Corridor Improvement Incentives available from Stanwell's Carrier or Coronado's Carrier, as the case may be.

(ii)    "Train Weight" means the weight, in Tonnes, of Substitute Coal contained in each rail consignment for delivery to the unloading facility at the Power Station, or such other destination as Stanwell advises Coronado that Coal delivered under this Agreement is to be transported, determined in accordance with Clause 8;

(iii)    "CC Cost" means the cost (Transport Cost times Train Weight), in total $'s, of delivery of a rail consignment to the unloading facility at the Power Station that Stanwell incurs or would incur had the Substitute Coal been supplied from the Curragh Mine Loading Plant at the same time;

(iv)    "SC Cost" means the cost (Transport Cost times Train Weight), in total $'s, of delivery of a rail consignment of Substitute Coal to the unloading facility at the Power Station (including, if the Substitute Coal is delivered to any other location than the Power Station, the cost (Transport Cost times Train Weight), in total $'s, which would have been payable for a delivery of a rail consignment of Substitute Coal to the unloading facility at the Power Station if it were so delivered);

(v)    "Stanwell Election SC Cost" means, for the transport of Substitute Coal to a destination other than the Power Station, the cost (Transport Cost times Train Weight), in total $'s, of delivery of the rail consignment of Substitute Coal to the unloading facility at such other destination;

(vi)    "Difference" means:

SC Cost less CC Cost

Provided that the Difference shall not exceed the amount advised by Stanwell under Clauses 3.4 or 3.5, as the case may be.

If positive the Difference is defined as "Overs”

If negative the Difference is defined as "Unders"

(vii)    "Stanwell Election Difference" means:

Stanwell Election SC Cost less SC Cost

Provided that the Stanwell Election Difference shall not exceed the amount advised by Stanwell under Clauses 3.4 or 3.5, as the case may be.

If positive the Stanwell Election Difference is defined as "Stanwell Election Overs”

If negative the Stanwell Election Difference is defined as "Stanwell Election Unders"

(viii)    "Capacity Charges" means any penalty rail rate or cost that Stanwell is required to pay under a rail freight agreement(s) with Stanwell's rail provider(s), which agreement(s) relate(s) in whole or in part to the transport of Coal from the Curragh Mine Loading Plant imposed because of Coronado electing to supply Substitute Coal, taking into account the effect of the transport of other suppliers' coal under that rail freight agreement(s).

(ix)    "Freight Incentives" means rail performance incentives that are available and which actually apply to Stanwell's Carrier or Coronado's Carrier, as the case may be, rail rate at the relevant time.

(x)    "Corridor Improvement Incentives" means rail corridor incentives available to rail users at the relevant time.

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(b)    For each rail consignment of Substitute Coal delivered under this Clause 3, the Parties will calculate the Difference and the Stanwell Election Difference (if applicable).

(c)    If Substitute Coal is transported and Stanwell arranges that transportation of Substitute Coal and:

(i)    Unders is declared:

(A)    Stanwell will pay the SC Cost or Stanwell Election SC Cost (as the case may be) to the rail provider;

(B)    Stanwell will pay the Unders to Coronado; and

(C)    the Parties shall record the Unders for consideration under Clause 3.6(h).

(ii)    Overs is declared:

(A)    Stanwell will pay the SC Cost or Stanwell Election SC Cost (as the case may be) to the rail provider;

(B)    Coronado will pay the Overs to Stanwell; and

(C)    the Parties shall record the Overs for consideration under Clause 3.6(h).

(d)    If Substitute Coal is transported and Coronado arranges that transportation of Substitute Coal and:

(i)    Unders is declared:

(A)    Coronado will pay the SC Cost or Stanwell Election SC Cost (as the case may be) to the rail provider;

(B)    Stanwell will pay the CC Cost to Coronado; and

(C)    the Parties shall record the Unders for consideration under Clause 3.6(h).

(ii)    Overs is declared:

(A)    Coronado will pay the SC Cost or Stanwell Election SC Cost (as the case may be) to the rail provider;

(B)    Stanwell will pay the CC Cost to Coronado; and

(C)    the Parties shall record the Overs for consideration under Clause 3.6(h).

(e)    If the Substitute Coal is transported to any destination other than the Power Station and:

(i)    Stanwell Election Overs is declared:

(A)    if Coronado arranges the transportation of Substitute Coal, Stanwell will pay the Stanwell Election Overs to Coronado; and

(B)    the Parties shall record the Stanwell Election Overs for consideration under Clause 3.6(h).

(ii)    Stanwell Election Unders is declared:

(A)    if Stanwell arranges the transportation of Substitute Coal, Stanwell will pay the Stanwell Election Unders to Coronado; and

(B)    the Parties shall record the Stanwell Election Unders for consideration under Clause 3.6(h).

(f)    The financial transactions under Clause 3.6(c), (d), and (e) (as applicable) shall be conducted for each rail consignment of Substitute Coal, unless otherwise agreed.

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(g)    After the end of each Year, and as soon as the information becomes available, Stanwell will provide an invoice (with such supporting information as Coronado may reasonably require) to Coronado in respect of the Capacity Charges (if any) with such payment to be made within 14 days of receipt of such invoice.

(h)    Within 30 days of the giving of the invoice referred to in Clause 3.6(g) for any Year, the Parties will determine, in respect of that Year:

(i)    The total Overs and any Stanwell Election Overs for all rail consignments;

(ii)    The total Unders and any Stanwell Election Unders for all rail consignments; and

(iii)    (Total Overs plus Stanwell Election Overs plus Capacity Charge less Total Unders less Stanwell Election Unders) ("Excess").

(i)    If the Excess is negative Coronado shall pay to Stanwell a sum equal to 50% of the Excess, with such payment to be made within 14 days of receipt of such invoice from Stanwell.

(j)    The Party entitled to payment under this Clause 3.6 will provide an invoice for payment by the other Party with such payment to be made as provided in Clause 11.9(a) (with Clause 11.9(a) applying mutatis mutandis to payments by Coronado).

(k)    The Parties will provide sufficient information (when available) to enable each other to raise invoices and to record the necessary information for purposes of this Clause 3.6 and for internal recording purposes.

3.7    Notification of Delivery of Substituted Coal

Coronado recognises that Stanwell needs to be informed in advance of delivering Substitute Coal, including the forward delivery schedule.  Coronado shall give at least 7 days' notice of any delivery of such coal but Stanwell shall use its best endeavours to accept such coal on shorter notice where it will suffer no material adverse effect in doing so.

3.8    Limit of Amount of Substitute Coal

Notwithstanding any other Clause, Coronado shall not have the right to deliver any Substitute Coal which if delivered would cause the Substitute Coal to be delivered in any Year to exceed 50% of the Annual Contract Tonnage for that Year.

4.    Annual Contract Tonnage, Rates of Delivery and Notification of Requirement

4.1    Annual nominations

(a)    Not later than the 30 June occurring prior to the commencement of each Year during the Supply Term, Stanwell shall, by notice to Coronado:

(i)    nominate:

(A)    the Annual Contract Tonnage for that Year which must be between [***] Tonnes Equivalent and [***] Tonnes Equivalent (and pro rata for a part Year), and if no such nomination is made for any Year, Stanwell shall be deemed to have nominated 2 million Tonnes Equivalent;

(B)    in respect of any Month during that Year, a quantity of the Annual Contract Tonnage in Tonnes Equivalent (up to one twelfth of the Annual Contract Tonnage for any Month), for which Stanwell elects to receive Cash in Lieu; and

(C)    the Nominated Contract Price per GJ for each Month in that Year, which must be:

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(I)    no less than the Contract Price per GJ for that Month in that Year as set out in the SRA Value Schedule multiplied by [***]; and

(II)    no more than the Contract Price per GJ for that Month in that Year as set out in the SRA Value Schedule multiplied by [***],

and if no such nomination is made for any Year, Stanwell shall be deemed to have nominated the Contract Price per GJ for each Month in that Year as set out in the SRA Value Schedule,

provided that the nomination must not cause the Outstanding Value of the SRA to be less than zero;

(ii)    confirm any additional Tonnes that have been postponed in accordance with Clause 12.4(c), Clause 13.4(c) or Clause 16 and that Coronado is obliged to deliver in that Year pursuant to this Agreement;

(iii)    propose the Quarterly Tonnage for each Quarter of such Year; and

(iv)    indicate, on a non-binding basis, the nominations of the Annual Contract Tonnage for each Year, and Nominated Contract Price per GJ for each Month, of the Supply Term after the Year for which the nominations in Clause 4.1(a)(i)(A) and 4.1(a)(i)(C) are made, in accordance with the SRA Value Schedule.

(b)    If Stanwell fails to give a notice under Clause 4.1(a)(iii), or if Coronado disagrees with the Quarterly Tonnages as proposed by Stanwell, then the Quarterly Tonnages for each Quarter of the Year shall be one quarter of the Annual Contract Tonnage.

(c)    If:

(i)    Stanwell does not make a nomination by the 30 June that occurs immediately prior to the commencement of the first Year of the Supply Term; and

(ii)    either:

(A)    the Supply Term commences; or

(B)    in the reasonable opinion of Stanwell, the Supply Term is likely to commence before Stanwell will be able to make a nomination,

Stanwell shall promptly make a nomination in accordance with Clause 4.1(a) for the period in respect of the first (and if applicable, the second) Year in the Supply Term.

(d)    If there is an interruption to the supply of Coal in the period between the date of Stanwell’s nomination and 31 December of that Year, Stanwell may prior to 31 December revise its nomination of the Annual Contract Tonnage, by an amount equal to the missed deliveries, provided that the revised nomination does not exceed a total maximum of [***] million Tonnes Equivalent.  That revised nomination of the Annual Contract Tonnage will be Stanwell’s nomination for the purposes of Clause 4.1(a).

(e)    For the purposes of calculating the Cash Value of the SRA, where the Agreement will terminate due to Coronado's default, Stanwell may (but is not obliged to) give a revised nomination under this Clause 4.1, including the non-binding nominations for each Year of the Supply Term under Clause 4.1(a)(iv).

(f)    If the Supply Commencement Date occurs before the ACSA Final Delivery Date, in respect of each Month from the Supply Commencement Date until the Month in which the ACSA Final Delivery Date occurs, Stanwell must nominate one twelfth of the Annual Contract Tonnage (pro rata for any part Month) as Cash in Lieu.

(g)    Notwithstanding Clauses 4.1(a) through 4.1(f), either Coronado or Stanwell may at any time propose any Annual Contract Tonnage and Quarterly Tonnage for the next Year.  The other Party shall consider any such proposal but shall be under no obligation to

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accept the same.  If the Parties agree upon a different Annual Contract Tonnage and Quarterly Tonnage that shall become the Annual Contract Tonnage and Quarterly Tonnage for the periods concerned.

4.2    Monthly Deliveries

(a)    Coronado shall give notice of its intended Monthly Tonnage for each Month during a Quarter no later than 30 days before the commencement of that Quarter.  If Stanwell disagrees with the Monthly Tonnages notified by Coronado, the Parties will discuss the same in good faith with a view to agreeing upon Monthly Tonnages that meet the requirements of both Coronado and Stanwell.

(b)    Failing agreement, the Monthly Tonnages for the Quarter shall be approximately one third of the Quarterly Tonnage.

4.3    Weekly Deliveries

(a)    Coronado shall give notice of its intended Weekly Tonnage for each week of each Month no later than 7 days before the commencement of that Month.  If Stanwell disagrees with the Weekly Tonnages notified by Coronado, the Parties will discuss the same in good faith with a view to agreeing upon Weekly Tonnages that meet the requirements of both Coronado and Stanwell.

(b)    Failing agreement, the Weekly Tonnages for the Month shall provide for deliveries each week of approximately one quarter of the Monthly Tonnage.

(c)    If both Parties agree, any Weekly Tonnages may be changed to take into account Coronado's planned exports of coal from the Tenements and Stanwell's other planned purchases of coal for the Power Station.

4.4    Obligation to Deliver and Accept Deliveries

Coronado shall deliver, and Stanwell shall take delivery of, Coal at rates which meet the requirements of Clauses 4.1 to 4.3, inclusive.  Coronado is not obliged to deliver any Coal in respect of which Stanwell has elected to take Cash in Lieu.

4.5    Export election

Stanwell may elect not more than once in respect of any Quarter, by giving notice to Coronado prior to the commencement of the Quarter, to receive any quantity of Coal that Stanwell does not require at the Stanwell Power Station and deal with it as it sees fit, including to export the Coal or otherwise deal with the Coal (and if it does so, Stanwell may request Coronado, to act as its agent to deal with the Coal at Stanwell’s cost, and Coronado may accept or reject that request in its absolute discretion). Coronado must deliver and Stanwell must take such Coal in accordance with the terms of this Agreement.

4.6    Specific Deliveries

Coronado shall make day to day arrangements regarding the scheduling of trains directly with Stanwell's Carrier or Coronado's Carrier and with designated personnel at the Power Station.

5.    Coal Option

(a)    The Parties must use their best endeavours to negotiate an agreement for an option to purchase additional Coal (Coal Option) on terms substantially similar to those set out in the letter from Garold Spindler to Richard Van Breda dated 26 June 2019 (the Coal Option Letter) by 30 September 2019 (Negotiation Deadline).

(b)    If the Parties have not executed and delivered the Coal Option by the Negotiation Deadline;

(i)    the Parties will be deemed to be in a dispute about the terms of the Coal Option (Coal Option Dispute);

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(ii)    the terms of Schedule 2 of the Deed will apply to the Coal Option Dispute on the basis that, for the purposes of applying Schedule 2 of the Deed to the Coal Option Dispute:

(A)    the "New CSA" as defined in the Deed is read as the Coal Option;

(B)    a "CSA Dispute" as defined in the Deed is read as the Coal Option Dispute;

(C)    the "Guiding Principles" as defined in Schedule 2 of the Deed will be read as being those parts of the Coal Option Letter relating to the agreement of an option to purchase additional Coal;

(D)    copies of this Agreement and the Coal Option Letter must be provided to the "Expert" (as defined in the Deed) for the purposes of clause 5.5 of Schedule 2 of the Deed;

(E)    clause 5.6(a)(ii) is deleted; and

(F)    such other amendments as necessary are made to give effect to the terms of Schedule 2 of the Deed in respect of the Coal Option Dispute.

6.    Delivery Facilities/Title/Risk

(a)    Except where Coronado is to arrange transport of Substitute Coal, Coal shall be delivered by Coronado onto rail wagons at the Loading Plant, at Coronado's cost.

(b)    Subject to reasonable maintenance requirements that have, where possible, been previously notified by Coronado to Stanwell, Coronado shall deliver Coal at the Curragh Mine Loading Plant at a rate of at least [***] Tonnes per hour and have the Loading Plant available twenty-four (24) hours per day, seven (7) days a week.

(c)    Where Stanwell is to arrange the transportation of Substitute Coal, Coronado shall deliver such Substitute Coal at a rate which forms the basis of the rail rates agreed with Stanwell’s Carrier.

(d)    Coronado shall maintain adequate stockpiles of Coal to ensure continuity of deliveries taking into account such contingencies as might reasonably be foreseeable to a prudent mine operator.

(e)    Where Stanwell is to arrange the transportation of Substitute Coal, Stanwell shall ensure that sufficient rollingstock is available at the Loading Plant at no cost to Coronado to allow Coronado to carry out its obligations hereunder.

(f)    Where Stanwell is to arrange transport, delivery and acceptance of Coal shall be deemed to have been made and taken, and risk and title shall pass to Stanwell, when Coal from the Loading Plant is discharged onto rail wagons.

(g)    Where Coronado is to arrange transport of Substitute Coal, delivery and acceptance of that Coal shall be deemed to have been made and taken, and risk and title shall pass to Stanwell, when the Coal is discharged from Coronado's Carrier's rail wagons at the unloading facilities at the Power Station or such other destination as Stanwell advises the Substitute Coal be delivered to in accordance with Stanwell's rights under this Agreement.

(h)    Coronado will use its best endeavours to comply with Schedule 2 and Schedule 3.

(i)    From time to time, either Party may request renegotiation of the provisions of Schedule 3 of this Agreement to reflect the provisions of its then contract for rail haulage which includes the loading of Coal at the Curragh Mine Loading Plant.  In such event the Parties will meet in good faith to endeavour to agree upon revised terms which meet their respective needs.  If no agreement is reached by the Parties to amend this Agreement, this Agreement shall continue unchanged.

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7.    Quality of Coal

7.1    Standard Coal Quality

(a)    The Standard Coal Quality, which shall form the basis of price and price variations for varying Coal quality, shall be:

Gross Calorific Value (as sampled):	[***]GJ/t
Ash (at [***]% Total Moisture):	[***]%
Total Moisture (as sampled):	[***]%

 (b)    Coronado will use its best endeavours to ensure that Coal supplied will generally meet Standard Coal Quality.

(c)    If Coal supplied by Coronado is of lesser quality than the Standard Coal Quality over a period of two consecutive Months, Stanwell may request advice from Coronado on the action, if any, Coronado proposes to take in an endeavour to deliver Coal of Standard Coal Quality.

7.2    Limiting Specifications

(a)    If in the reasonable opinion of Stanwell after consultation between the Parties following a request under Clause 7.1(c) on the basis of previous deliveries and any inspection under Clause 7.3(b), the quality of Coal delivered or likely to be delivered hereunder at any time and from time to time does not meet any of the following limiting Coal specifications (for the purpose of this Clause 7, the "Limiting Specifications"):

Gross Calorific Value (as received)	[***]GJ/t	min
Ash (at [***]% total moisture)	[***]%	max
Total Moisture (as received)	[***]%	max
Sulphur (at [***]% total moisture)	[***]%	max
Slagging Index (0.8 x deformation temperature + 0.2 x hemisphere temperature (in reducing atmosphere))	[***]°	min
Volatile Matter (as received)	[***]%	min

then Stanwell may by notice suspend delivery of Coal hereunder from the time of giving such notice until Coronado can demonstrate that the Coal ready for delivery is likely to meet all of the Limiting Specifications (provided that for Coal used or intended to be used in the Power Station, Stanwell may only give such notice if in Stanwell's reasonable opinion the failure of such Coal to meet these Limiting Specifications materially affects, or is likely to materially affect, the normal operation of the Power Station).

(b)    Stanwell shall furnish to Coronado, as soon as practicable after the giving of any notice of suspension hereunder, a statement setting out the reasons for Stanwell's decision to suspend deliveries, together with any relevant evidence and a portion of the sample or samples tested where applicable.  Such a suspension shall constitute an interruption to supply in terms of Clause 12.

(c)    For rejection purposes coal quality will be determined on a mine stockpile basis and not on a train by train basis.

(d)    Coronado shall use its best endeavours to ensure that Coal will meet the Limiting Specifications.

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(e)    If Coronado is not able to demonstrate that the Coal ready for delivery is likely to meet all of the Limiting Specifications as required in Clause 7.2(a) within a reasonable period of time, then Clause 12 shall apply.

7.3    Quality Generally

(a)    Coronado shall keep Stanwell informed on matters which may affect the quality of Coal.

(b)    Stanwell may at any reasonable time, after the giving of a reasonable notice, inspect Coronado's facilities and operations including Coronado's drilling and quality control operations.

(c)    If Coronado on an ongoing basis cannot meet the Slagging Index Limiting Specification of [***]°C minimum, and Coronado so requests, Stanwell will meet with Coronado to discuss whether it will be possible for Stanwell to accept coal which does not meet that Limiting Specification over a particular period of time and if so on what basis, but Stanwell shall not be obliged to agree to accept such coal.  However Stanwell will act reasonably and in good faith in considering such request.

(d)    Coronado will use its best endeavours to ensure that based on representative sampling from Coal quantities in excess of [***]Tonnes:

(i)    no more than [***]% and if possible, no more than [***]% of Coal delivered hereunder will pass through a [***] millimetre square mesh screen; and

(ii)    all coal delivered hereunder will pass through a [***] millimetre square mesh screen.

(e)    Coronado shall, so far as reasonably practicable, co-operate with Stanwell to minimise any operational problems which may be experienced by Stanwell associated with:

(i)    the handling of the Coal;

(ii)    extraneous materials in the Coal at the time of delivery ("Extraneous Materials"); or

(iii)    other undesirable properties of Coal at the time of delivery.

(f)    Stanwell may reject any delivery of Coal containing Extraneous Materials which are likely, in Stanwell's reasonable opinion, to make the Coal unusable by Stanwell.

8.    Quantity and Quality Determination

8.1    Weight

The weight of Coal for payment purposes shall be ascertained by the Trade Certified Weighbridge, or in the event of the Trade Certified Weighbridge being unavailable or the Weighbridge not being Trade Certified then:

(a)    subject to any agreement that is made as contemplated in Clause 8.1(b), the weight of Coal for payment purposes shall be the Nominal Net Weight; and

(b)    if the Trade Certified Weighbridge is unavailable for more than 28 consecutive days, or if the Weighbridge is not Trade Certified for more than 28 consecutive days, the Parties will meet in good faith to discuss and seek to agree a replacement method of determining the weight of Coal for payment purposes until the Trade Certified Weighbridge is again available or the Weighbridge is Trade Certified (as applicable).  Until any such agreement is reached, Clause 8.1(a) will continue to apply.  Clause 17 will not apply to any failure of the Parties to agree as contemplated in this Clause 8.1(b) except to the extent that if the Parties fail to reach agreement where the Trade Certified Weighbridge is unavailable for more than 365 consecutive days, or if the Weighbridge is not Trade Certified for more than 365 consecutive days, either Party may refer the matter for resolution to an Expert under Clause 17(h).

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8.2    Sampling

(a)    All sampling, sample preparation and analysis of Coal to determine the quality of Coal delivered for the purpose of this Agreement shall be undertaken in accordance with Australian Standards AS4264 and AS1038 unless otherwise indicated or otherwise agreed from time to time.

(b)    The automatic sampler which exists adjacent to the rail loadout bins situated at the Loading Plant will be used to obtain samples representative of Coal delivered by Coronado to rail wagons.  Analyses of the sample shall be carried out at Stanwell's cost by Stanwell by an NATA registered laboratory agreed by the Parties.  Coronado shall operate the automatic sampler ("Mine Sampler") which exists adjacent to the rail loadout bins situated at the Curragh Mine, and shall request the supplier of Substitute Coal to operate the sampler adjacent to its rail loadout bins, to obtain samples representative of Coal delivered by Coronado to rail wagons.  The Mine Sampler shall conform to Australian Standard requirements.  Coronado shall provide the agreed NATA registered laboratory with the sample representative of Coal delivered to rail wagons.  Analysis of the sample shall be carried out by that agreed laboratory.

(c)    Coronado must use its best endeavours to ensure that the Mine Sampler operates as contemplated in this Clause 8 in respect of each train carrying Coal.  If the Mine Sampler does not operate as contemplated in this Clause 8 in respect of a train carrying Coal, a representative of Coronado must notify Stanwell or a nominee appointed by Stanwell for the purpose of this Clause of that event immediately by telephone and as soon thereafter as practicable by email.

(d)    If the Mine Sampler does not operate as contemplated in this Clause 8 in respect of a train carrying Coal, then:

(i)    Stanwell is entitled to, but shall not be obliged to, collect or arrange for its representative to collect a sample of Coal when Coal is discharged from the rail wagons at the Power Station unloading conveyor, and that sample shall be taken to be a sample for every purpose under this Agreement as though taken by the Mine Sampler under this Clause 8; or

(ii)    if Stanwell or its representative does not collect a sample when Coal is discharged from the rail wagons at the Power Station unloading conveyor, then the quality of Coal that is delivered by the train from which a sample was not taken shall be deemed to be equivalent to the average Gross Calorific Value (as received), Ash (at standard total moisture) and Total Moisture (as received) determined in respect of all other deliveries of Coal made under this Agreement during the Month in question.

(e)    Not fewer than three analysis sub-samples shall be prepared from each sample of Coal taken in accordance with this Clause 8.  Stanwell shall retain one analysis sub-sample for analysis and shall make one analysis sub-sample available to Coronado if requested by Coronado (provided such request is made within five (5) Business Days of notification by Stanwell of the results of the analysis of such sample).  Stanwell shall seal and retain one analysis sub-sample for twelve weeks for umpire analysis if required.

(f)    As soon as practicable after taking the Coal sample Stanwell or Stanwell's authorised representative shall determine the Total Moisture of the sample and shall determine on an as-received basis Gross Calorific Value, Ash and Moisture of the analysis sub-sample.  Analyses shall be determined in accordance with the Standards listed in Clause 8.2(a) hereof.  The following Coal properties representing the quality of Coal delivered shall be calculated from such analyses:

Gross Calorific Value (as sampled)

Ash (at [***]% Total Moisture)

Total Moisture (as sampled)

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Stanwell shall notify Coronado of the quality of Coal for each sample determined accordingly, within seven (7) days after sampling.

(g)    Coal properties notified in accordance with Clause 8.2(f) for samples taken during each Month shall be weight averaged on the basis of mass of individual Coal consignments for that Month to obtain the Monthly average Coal properties to determine the Monthly averaged Gross Calorific Value, Ash and Total Moisture for determination of Coal quality price adjustment pursuant to Clause 10.

(h)    Ash and Total Moisture shall be expressed to the nearest 0.10 percent (0.10%) in individual analyses and averages thereof.  Should the calculated average fall exactly midway between two such percentages, then the nearest even one-tenth of a percent shall be accepted.  Gross Calorific Value shall be expressed to the nearest 0.01 gigajoule per Tonne for individual analyses and averages thereof.

(i)    In the event of a disagreement with the determination of any Coal properties apart from Total Moisture, Coronado shall notify Stanwell within two weeks of Stanwell's notification of such determination.  In that event, the third portion of the appropriate sub-sample shall be delivered to a mutually agreed independent laboratory for umpire analysis.  If the umpire analysis differs from Stanwell's analysis by more than the limit of reproducibility between laboratories, the umpire analysis shall be substituted for Stanwell's determination for all purposes.  The costs incurred in carrying out any umpire analysis shall be borne by Coronado unless the umpire analysis is adopted in which latter case Stanwell shall bear the costs of the umpire analysis.

(j)    There shall be no umpire analysis of Total Moisture, but Coronado shall be entitled to satisfy itself that the Total Moisture is determined in accordance with this Agreement, by nominating a representative to be present at Total Moisture determination at Stanwell's or its authorised representative's laboratory.  However if either Coronado or Stanwell is concerned that the sample may have been contaminated with additional moisture then the Parties will in good faith meet to discuss what Total Moisture should be used.

(k)    Stanwell and Coronado shall be entitled without notice, subject to complying with all laws and with all rules and requirements of the other Party to ensure safety and good environmental practices, to inspect or check the weighing, sampling and analysis facilities of the other Party or its authorised representative and to have access for witnessing the weighing, sampling and analysis of Coal.  Coronado shall ensure that its arrangements with suppliers of Substitute Coal permit Stanwell to exercise similar rights in respect of those suppliers.

(l)    Prior to each week during the Supply Term, Coronado shall provide to Stanwell non-binding, indicative forecasts of Gross Calorific Value, Ash and Total Moisture for Coal expected to be delivered in that week.

9.    Price of Coal

(a)    The Contract Price per Tonne Equivalent for each Month is to be determined in accordance with the SRA Value Schedule.

(b)    The "Invoice Price" for Coal delivered in any Month is the Contract Price per Tonne Equivalent for the Month adjusted to reflect the quality of the Coal delivered in that Month in accordance with Clause 10.

(c)    The Contract Price per Tonne Equivalent for each Month will only vary in accordance with the SRA Value Schedule and is inclusive of all costs.  The Contract Price per Tonne Equivalent so determined shall apply throughout the Supply Term irrespective of any change in Coronado's actual costs, the Curragh Mine's viability or market prices.

(d)    Stanwell will pay a royalty amount for each Month determined in accordance with Clause 11.4.

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10.    Variation for Quality

(a)    The Invoice Price shall be the Contract Price per Tonne Equivalent adjusted for variations in quality from the Standard Coal Quality Specification as set out in this Clause 10.  Such quality shall be determined in accordance with the provisions of Clause 8.

Adjustments will be made for variations from:

Gross Calorific Value (as sampled)	[***]GJ/t
Ash (at [***]% Total Moisture)	[***]%
Total Moisture (as sampled)	[***]%

(b)    The Invoice Price for any Month shall be calculated from the Contract Price per Tonne Equivalent in accordance with the following formula:

IP        =         CP((GCV/[***])-(0.01(AC-[***]))-(0.015(AC1-[***]))-(0.01(MC-[***]))- (0.03(MC1-[***])))

Where:
IP	=	Invoice Price
CP	=	Contract Price per Tonne Equivalent for that Month
GCV	=	Weight averaged gross calorific value of Coal delivered in that Month determined in accordance with Clause 8
AC	=	Weight averaged ash content of coal delivered in that Month determined in accordance with Clause 8 or [***]% whichever is the greater.
AC1	=	AC or [***]% whichever is the greater
MC	=	Weight averaged moisture content of coal delivered in that Month determined in accordance with Clause 8 or [***]% whichever is greater
MC1	=	MC or [***]% whichever is the greater

11.    Payment

11.1    Monthly payment

In respect of each Month during the Supply Term, Stanwell must pay to Coronado, or Coronado must pay to Stanwell, as the case may be:

(a)    the amount payable for the Coal delivered in the Month as determined in accordance with Clause 11.2;

(b)    the amount payable for the Derived Amount for the Month as determined in accordance with Clause 11.3;

(c)    if Stanwell has made an election for the payment of Cash in Lieu in respect of the Month, the amount of the Cash in Lieu for the Month in accordance with Clause 11.3;

(d)    the royalty amount payable in respect of the Coal delivered in the Month as determined in accordance with Clause 11.4;

(e)    any Rail Energy Payment pursuant to Clause 11.5;

(f)    any amount payable in respect of GST pursuant to Clause 11.6;

(g)    any Transport Cost payable pursuant to Clause 3.6; and

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(h)    any amount payable in respect of any interruptions to supply that are not Causes Outside the Control of Coronado pursuant to Clause 12.

Payment for the amounts payable under Clause 11.1(a) and (b) will be satisfied in each Month by Stanwell paying the Netback Amount less the Derived Amount to Coronado, which is an amount equivalent to the amount determined as the Invoice Price x Tonnes Delivered.

11.2    Payment for Coal

In respect of each Month during the Supply Term, Stanwell shall pay to Coronado the Netback Amount for the aggregate quantities of Coal delivered in that Month. The "Netback Amount" for the Month is to be determined as:

Netback Amount = [Netback Price x Monthly Tonnage (SRA Value Schedule)] + [(Invoice Price x Tonnes Delivered) – (Contract Price per Tonne Equivalent x Monthly Tonnage (SRA Value Schedule))]

where "Tonnes Delivered" is the sum of the quantities delivered in that Month as ascertained in accordance with Clause 8.

11.3    Derived Amount and Cash in Lieu

In respect of each Month during the Supply Term, Coronado shall pay to Stanwell:

(a)    the Derived Amount for the Month; and

(b)    the Cash in Lieu for the Month.

The Derived Amount and the Cash in Lieu are to be determined for each Month in accordance with the SRA Value Schedule.

11.4    Royalty amount

In respect of each Month during the Supply Term, Stanwell shall pay a royalty amount for the aggregate quantities of Coal delivered in the Month during the Supply Term calculated in accordance with the following expression:

Royalty Payable        =        [(Invoice Price x (7/93 +1) x 0.07) x Tonnes Delivered]

11.5    Rail Energy Payment

Stanwell shall pay to Coronado (or Coronado shall pay to Stanwell if the amount is negative) each Month, on an interim basis, an Interim Rail Energy Payment on Coal delivered for each Month calculated as follows:

Interim Monthly Rail Energy Payment	= CC Interim Monthly Rate x 0.5[(GCV/[***]) – 1] x Tonnes Delivered

At the end of each Year, and as soon as the information becomes available, Stanwell shall recalculate each Interim Monthly Rail Energy Payment for each Month of that Year as if each payment had been calculated and paid using the CC Final Monthly Rate and not the CC Interim Monthly Rate ("Final Monthly Rail Energy Payment").  Stanwell shall provide an invoice (with such supporting documentation as Coronado may reasonably require) to Coronado setting out the total of the Interim Monthly Rail Energy Payments paid by each of Coronado and Stanwell for that Year; the total of the Final Monthly Rail Energy Payments; and the amounts payable by each Party had the Monthly payments been made for that Year based on the applicable Final Monthly Rail Energy Payment. Any payment by Coronado or Stanwell shall be made within 14 days of the invoice being received as contemplated in Clause 11.9(c).

In this Clause 11.5:

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"CC Interim Monthly Rate" means the amount, in $/Tonne, equal to Stanwell's Carrier's rail rate applying at the time, taking into account Stanwell's best estimate of all available rail performance Freight Incentives and Corridor Improvement Incentives, for the transport of Coal from the Curragh Mine Loading Plant to the unloading facilities at the Power Station.

"CC Final Monthly Rate" means the amount, in $/Tonne, equal to Stanwell's Carrier's rail rate applying at the time, taking into account all rail performance Freight Incentives and Corridor Improvement Incentives actually received, for the transport of Coal from the Curragh Mine Loading Plant to the unloading facilities at the Power Station.

"Freight Incentives" means rail performance incentives that are available and which actually apply to Stanwell's Carrier's rail rate at the relevant time.

"Corridor Improvement Incentives" means rail corridor incentives available to rail users at the relevant time.

"GCV" has the meaning given to that term in Clause 10(b).

"Tonnes Delivered" means, for the relevant period, the sum of the quantities delivered during that period as ascertained in accordance with Clause 8.

11.6    GST

For the purposes of this Agreement,

(a)    It is agreed:

(i)    all amounts expressed or determined to be payable by any Party to another under this Agreement are calculated and will be determined exclusive of GST; and

(ii)    any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this Clause 11.6.

(b)    If any payment required to be made by one Party to another under this Agreement is a payment for a taxable supply for the purposes of the GST Act, the amount payable is the amount derived by multiplying the original amount payable by the formula [1 + (the decimal expression of the GST rate imposed under the GST Act)].

(c)    If any Party is required to reimburse another for an amount paid or payable for a taxable supply by a third party for which that Party is entitled to claim an input tax credit, the amount required to be reimbursed will be reduced by the amount of the credit.

(d)    The obligation to pay any additional amount under this Clause 11.6 is subject to the Party receiving the payment providing to the other Party in accordance with the requirements of the GST Act a tax invoice for each payment.

(e)    Payment of the GST shall be made at the same time as the first payment for the relevant taxable supply is required to be made provided the Party receiving the payment has issued a tax invoice or adjustment note (as required) to the other Party.

(f)    If a payment is calculated by reference to or as a specified percentage of another amount or revenue stream, that payment will be calculated by reference to or as a specified percentage of the amount or revenue stream exclusive of GST.

(g)    If the amount of GST paid or payable by any Party in respect of a taxable supply made under this Agreement differs from the amount of GST paid by that Party by reason of the Australian Commissioner of Taxation lawfully adjusting the amount of GST payable, then the amount of GST paid shall be adjusted accordingly, by a further payment by one Party to the other as the case requires.

(h)    To the extent that consideration for any supply by, under or in connection with this Agreement includes non-monetary consideration:

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(i)    the Parties agree to act in good faith in determining the GST-inclusive market value of the non-monetary consideration provided for the supply;

(ii)    the tax invoice for the supply must state the GST-inclusive market value of the non-monetary consideration provided for the supply;

(iii)    subject to the Parties exchanging tax invoices during the same Month, the Parties will allow for the Parties’ respective payments of GST under this Agreement to be offset; and

(iv)    to the extent the respective payments of GST under Clause 11.6(h)(iii) are not equal, the difference must be paid as a monetary payment, in addition to and at the same time that the GST-exclusive consideration for the supply is payable or to be provided under this Agreement.

(i)    If an adjustment of GST is required as a result of an adjustment event in respect of a supply made pursuant to this Agreement, then:

(i)    a corresponding adjustment of GST payable under this Agreement must be made between the Parties within 21 days after the end of the tax period in which the adjustment is attributable; and

(ii)    if obliged to do so under the GST Act, the supplier must issue an adjustment note within 21 days after the end of the tax period in which the adjustment is attributable.

(j)    In relation to the taxable supply of Stanwell's termination of the Reversion Deed and deletion of clause 2.9 of the ACSA for which the Derived Amount and Cash in Lieu are consideration, Clauses 11.6(e) and 11.6(h)(iv) are modified so that the payment of the amount on account of GST in accordance with Clause 11.6(b) must be made by Coronado to Stanwell by the last available lodgement date of Stanwell’s ‘Business Activity Statement’ for the Month in which the tax invoice was issued.  For the purposes of facilitating Coronado's compliance with this Clause, Stanwell notifies Coronado that it has monthly tax periods.  GST payments made by Coronado to Stanwell after the required date will incur an interest charge (payable by Coronado to Stanwell) equal to the one month Australian Bank Bill Swap Rate displayed on page BBSW of the Thomson Reuters screen (or any replacement page which displays that rate), plus [***]% p.a.

(k)    If the Australian Taxation Office determines that Coronado made a taxable supply in relation to Coronado’s supply referred to in Clause 11.6(j) for which Stanwell's termination of the Reversion Deed and deletion of clause 2.9 of the ACSA is consideration, Clauses 11.6(e) and 11.6(h)(iv) are modified so that the payment of the amount on account of GST in accordance with Clause 11.6(b) must be made by Stanwell to Coronado by the last available lodgement date of Coronado’s ‘Business Activity Statement’ for the Month in which the tax invoice was issued.  For the purposes of facilitating Stanwell's compliance with this Clause, Coronado notifies Stanwell that it has monthly tax periods.  GST payments made by Stanwell to Coronado after the required date will incur an interest charge (payable by Stanwell to Coronado) equal to the one month Australian Bank Bill Swap Rate displayed on page BBSW of the Thomson Reuters screen (or any replacement page which displays that rate), plus [***]% p.a.

11.7    Invoicing

(a)    Coronado shall submit to Stanwell as soon as practicable after the end of each Month an invoice for all amounts payable by the Parties pursuant to this Clause 11 in respect of that Month, except for the supply referred to in Clause 11.7(b)(ii) below.  Each invoice shall be accompanied by a statement showing in detail the calculations used to determine all amounts payable.

(b)    The Parties acknowledge that, subject to any subsequent agreement to issue recipient created tax invoices, in accordance with Clause 11.6(d) of this Agreement:

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(i)    Coronado will issue tax invoices to Stanwell for its taxable supplies under and in connection with this Agreement (including for the taxable supply of Coal); and

(ii)    Stanwell will issue tax invoices to Coronado for the taxable supply for which the Derived Amount and Cash in Lieu are consideration.

11.8    Set-Off

Except in respect of the netting of the Netback Amount and Derived Amount in accordance with Clause 11.1 and any set-off permitted in accordance with Clause 25.9(b), neither Party shall be entitled to set-off against any amounts payable by it to the other Party pursuant to this Agreement, any amounts payable by the other Party to it pursuant to this Agreement or otherwise.

11.9    Payment/Adjustments

(a)    If an amount is payable by Stanwell to Coronado, Stanwell shall pay such invoices to a bank account nominated by Coronado by the 15th day of the Month in which the invoice is submitted or within seven (7) days of receipt of the invoice, whichever is the later date.

(b)    If an amount is payable by Coronado to Stanwell, Coronado shall pay such invoices to a bank account nominated by Stanwell by the 15th day of the Month in which the invoice is submitted or within seven (7) days of receipt of the invoice, whichever is the later date.

(c)    Where appropriate, an adjustment will be made between the Parties for any charge which has been levied on an interim basis within 14 days of the final amount being determined.

(d)    If after reasonable consultation with Coronado, Stanwell is of the reasonable opinion the amount of any invoice rendered pursuant to this Clause 11 exceeds the amount actually owing by Stanwell, Stanwell may withhold payment of 50% of the difference, and pay:

(i)    the other 50% of the difference; plus

(ii)    the amount of GST payable by Coronado on the full amount of the invoice; plus

(iii)    all other undisputed amounts in accordance with Clause 11.9(a).

In the event of such withholding, Stanwell shall by the due date of payment notify Coronado of the reasons for its opinion in reasonable detail.  Withholding as aforesaid shall be deemed to be a dispute which shall be resolved in accordance with Clause 17.  Stanwell shall pay the amount withheld to the extent the dispute mechanism determines it is payable within 7 days of that determination.

12.    Interruption to Supply

12.1    Stable Supply as Fundamental Condition

(a)    Coronado expressly acknowledges that, without derogating from the provisions of this Agreement providing for termination and suspension, it is a fundamental expectation of Stanwell that this Agreement will provide Stanwell with a stable supply of Coal (complying with the quality characteristics provided in this Agreement) for use in the Power Station and that it was on the basis of Coronado's representations of its ability to provide such stable supply as specified herein that Stanwell agreed to enter this Agreement with Coronado.

(b)    Irrespective of the allocation of risk for failure to supply the Coal under this Agreement, Coronado shall endeavour to avoid and minimise any interruptions to supply.

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(c)    Coronado will not enter into a contract under which Coronado is obliged to supply Coal to a customer in priority to supplying Coal to Stanwell.

(d)    Clauses 12.2 to 12.7, inclusive shall apply in the event deliveries of Coal are not tendered in full by Coronado hereunder on the due date or such non-tendering is threatened as provided hereunder, irrespective of the cause, except where the cause is the breach by Stanwell of its obligations hereunder or the non-taking by Stanwell of such Coal.

12.2    Coronado to Give Notices and Reports

(a)    Coronado shall give notice ("Interruption Notice") to Stanwell promptly upon the occurrence of any event which interrupts or is reasonably likely to interrupt the supply of Coal by Coronado in accordance with this Agreement.

(b)    As soon as practicable thereafter, Coronado shall give a report to Stanwell covering the following matters to the best of Coronado's knowledge at the time of giving the report:

(i)    the nature of the interruption or threatened interruption;

(ii)    the circumstances and cause of the same;

(iii)    whether Coronado considers the event to be outside the control of Coronado;

(iv)    the likely duration of the interruption;

(v)    Coronado's revised delivery plan for Coal at the time of giving the report; and

(vi)    details of the efforts that have been made and are planned by Coronado to avoid or minimise the interruption and the effects thereof on Coronado's performance under this Agreement.

(c)    So long as the interruption continues or continues to threaten, Coronado shall furnish Stanwell with further reports covering the matters listed in Clause 12.2(b):

(i)    whenever there is any material change in the circumstances as set out in the last report; and

(ii)    in any event no less than Monthly.

(d)    Coronado shall notify Stanwell immediately when the interruption of supply of Coal ends.

12.3    Counter-Measures by Stanwell

(a)    Stanwell shall be entitled to take reasonable action to avoid or mitigate the effects of the interruption or threatened interruption of supply of Coal, without prejudicing such rights as Stanwell may have under this Agreement with respect to such interruption.  In particular but without limitation, Stanwell shall be entitled to take the following actions if the interruption to supply continues, or in the reasonable opinion of Stanwell after consulting with Coronado is likely to continue, for more than:

(i)    thirty (30) days, then Stanwell may, at its discretion in accordance with Clause 12.4(a):

(A)    subject to Clause 12.4(c) postpone the affected deliveries, until any subsequent Year or Years of the Supply Term; or

(B)    without penalty to Stanwell cancel the relevant deliveries and purchase other coal;

(ii)    ninety (90) days, then Stanwell may, at its discretion in accordance with Clause 12.4(a), enter Medium Term Arrangements for the purchase of other coal to cover the tonnage of coal which is in Stanwell's reasonable view, likely to be affected by the interruption in which case Stanwell, in addition to its rights under Clause 12.3(a)(i) above, may at its discretion cancel the shipments

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covered by the Medium Term Arrangements or postpone, subject to Clause 12.4(c), the same to any subsequent Year or Years; and

(iii)    fifteen (15) Months, and actually result in Stanwell receiving less than [***]% of the Coal it is entitled to receive under this Agreement during those fifteen (15) Months, then Stanwell may, in addition to its rights described in Clauses 12.3(a)(i) and (ii) above, upon notice to Coronado terminate this Agreement provided such notice is given within seven (7) days of the end of that fifteen (15) Month period.  Any notice given pursuant to this clause shall state the effective date of such termination.

(b)    In the event Coronado becomes able to recommence performance in accordance with this Agreement during the period of any suspension under Clause 12.3(a)(ii), Coronado shall give Stanwell not less than ninety (90) days' notice thereof in which event, upon termination of its Medium Term Arrangements, Coronado shall recommence making and Stanwell shall recommence taking Coal deliveries under this Agreement.

(c)    Before taking any reasonable action under Clause 12.3(a), Stanwell shall inform Coronado of its proposed action.  Coronado may, within 5 days, make representations to Stanwell as to the appropriateness of the proposed action, taking into account among other things, the likelihood of the interruption occurring and its likely duration.  In determining what reasonable action to take under Clause 12.3(a), Stanwell shall take those representations into account.

12.4    Stanwell’s Elections

(a)    Stanwell may make the elections provided in Clause 12.3(a) by giving notice to Coronado at any time prior to the recommencement of Coronado's performance after interruption or suspension of this Agreement.

(b)    If Stanwell elects to cancel deliveries in accordance with Clause 12.3 the cancelled deliveries of Coal will not be treated as delivered for the purposes of the SRA Value Schedule and any cancellation will not prejudice Stanwell's entitlement to achieve the Outstanding Value of the SRA under this Agreement.

(c)    If Stanwell elects to treat the affected deliveries as postponed, then the same shall be postponed until such subsequent Years as may be nominated by Stanwell in the notice of election given under Clause 12.4(a) provided that unless Coronado agrees, the postponed deliveries to be delivered in any Year shall not exceed [***] percent ([***]%) of the Annual Contract Tonnage nominated by Stanwell in accordance with Clause 4.1(a)(i) for that Year.

(d)    If Stanwell elects to enter into Medium Term Arrangements and Coronado gives Stanwell notice of resumption of deliveries Stanwell shall use its best endeavours to terminate the Medium Term Arrangements (without being required to breach the same) such that it is able to take the deliveries when nominated by Coronado.

(e)    If the interruption to making deliveries is only partial or if Coronado is able to recommence partial deliveries only and such partial deliveries are in Stanwell's reasonable view likely to result in Stanwell receiving less than [***]% of the total Coal it is entitled to receive under this Agreement over the succeeding 90 days, Stanwell shall have the option of not accepting any deliveries, in which case the provisions of this Clause 12 shall apply as if no deliveries were possible, or of accepting such deliveries as can be made, in which case this Clause shall apply to the portion of deliveries that cannot be made.

12.5    Causes Outside the Control of Coronado

(a)    For the purposes of Clauses 12.7(b) and 12.7(c), an interruption to supply of Coal shall be considered to be a "Cause Outside the Control of Coronado" only if the following conditions are met:

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(i)    the cause of the interruption was not reasonably foreseeable and was beyond Coronado's reasonable control;

(ii)    the interruption could not have been avoided or overcome by a prudent coal mine operator exercising due diligence;

(iii)    Coronado has substantially given the notices and reports required under Clause 12.2;

(iv)    any relevant requirements of Clause 12.5(b) are satisfied;

(v)    if the Coal is Substitute Coal, the requirements of Clause 12.6 are satisfied; and

(vi)    Coronado allocates its available coal to Stanwell on a basis which is no less favourable than to Coronado's other customers.

(b)    The following provisions shall apply with respect to the particular causes enumerated:

(i)    Interruptions due to breakdowns of machinery will only be considered to be beyond Coronado's reasonable control if Coronado has followed proper maintenance procedures and has in place proper "breakdown" procedures which anticipate normally foreseeable breakdowns and minimise the consequences.

(ii)    Interruptions due to failure of supply of goods and services, including shipping and other transportation, electric power and water, will only be considered to be beyond Coronado's reasonable control if Coronado has exercised due prudence in the choice of the supplier and has entered proper contractual arrangements.

(iii)    Interruptions due to shortage of reserves, geology, mining conditions, reduction in export demand or increases in costs, however unexpected, will not be considered to be beyond Coronado's reasonable control.

(c)    Where Coronado is entitled to recover damages from a third party supplier of goods or services, it shall use its best endeavours to do so (to the extent that a prudent operator and investor would do so) and the cause concerned (to the extent it otherwise qualifies under this Clause 12.5) will only be considered to be a Cause Outside the Control of Coronado to the extent such damages recovered by Coronado are insufficient to pay to Stanwell the amounts payable under Clause 12.7(c).

(d)    Without limitation the following are examples of events that could lead to interruption to the supply of Coal beyond Coronado's control if the requirements of Clauses 12.5(a) and 12.5(b) are met:

(i)    natural calamities, acts of public enemies, acts of terrorists, insurrections, fires, wars, explosions, floods;

(ii)    serious breakdowns of railroad or port facilities;

(iii)    breakdowns of mining plant and equipment and other machinery;

(iv)    embargoes, orders or acts of a competent court or governmental or other statutory authority;

(v)    strike, lockouts, illegal stoppages, or labour or union organised reduction of production; and

(vi)    failure of supply of goods and services, including Coronado's Carrier failing to make sufficient rollingstock available at the Loading Plant at a mine to transport Substitute Coal.

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12.6    Causes Outside the Control of Coronado in case of Substitute Coal

Where the interruption to supply affects Coal which is Substitute Coal, the interruption to supply shall not be considered to result from a Cause Outside the Control of Coronado unless the requirements of Clause 12.5(a) are satisfied (a "Qualifying Cause") and either:

(a)    coal supplies in the area in Queensland north of latitude 24 degrees south are generally interrupted by the same cause; or

(b)    the Substitute Coal has been or is to be delivered to the Curragh Mine for delivery to Stanwell through the Curragh Mine Loading Plant and either:

(i)    the Qualifying Cause prevents the Substitute Coal from being delivered to the Curragh Mine Loading Plant; or

(ii)    the Qualifying Cause occurs after such delivery.

12.7    Consequences of Interruption

(a)    Both Coronado and Stanwell shall endeavour to mitigate costs and damages flowing from any interruption to the supply of Coal.

(b)    If the cause of the interruption to supply is a Cause Outside the Control of Coronado, then Coronado shall be relieved of its obligation to make such deliveries at such time to the extent the making is prevented by such cause, without derogating from Coronado's other obligations hereunder.

(c)    Subject to Clause 22.6, if the cause of the interruption to supply is not a Cause Outside the Control of Coronado, then in addition to such other rights as Stanwell may have under this Agreement, Stanwell shall be entitled to indemnification from Coronado for all of Stanwell's costs and damages resulting from the interruption, including additional costs in obtaining make up coal and the Derived Amount that would have been attributable to such coal had it been delivered by Coronado.  Stanwell will use reasonable endeavours to mitigate all such costs and damages.

(d)    If Clause 12.7(c) applies, and Stanwell obtains make up coal and Coronado indemnifies Stanwell in accordance with Clause 12.7(c) for all of Stanwell's costs and damages resulting from the interruption, the Tonnes Equivalent of such make up coal will be treated as having been delivered for the purposes of the Monthly Tonnage (SRA Value Schedule).

13.    Interruption to Taking of Deliveries

13.1    Stable Demand as Fundamental Condition

(a)    Stanwell expressly acknowledges that, without derogating from the provisions of this Agreement providing for termination and suspension, it is a fundamental expectation of Coronado that this Agreement will provide Coronado with a stable demand for Annual Contract Tonnage and that it was on the basis of Stanwell's representations of its ability to provide such stable demand as specified herein that Coronado agreed to enter this Agreement with Stanwell.

(b)    Irrespective of the allocation of risk for failure to take Coal under this Agreement, Stanwell shall endeavour to avoid and minimise any interruptions to the taking of deliveries of Coal.

(c)    Clauses 13.2 to 13.6 inclusive, shall apply in the event Stanwell does not take delivery in full of any Coal for which Stanwell has validly nominated in accordance with this Agreement hereunder on the due date, or such non-taking of delivery is threatened as provided hereunder, irrespective of the cause, except where the cause is the breach by Coronado of its obligations under this Agreement.

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13.2    Stanwell to Give Notices and Reports

(a)    Stanwell shall give notice ("Interruption Notice") to Coronado promptly upon the occurrence of any event which interrupts or is reasonably likely to interrupt the taking of Coal by Stanwell in accordance with this Agreement.

(b)    As soon as practicable thereafter, Stanwell shall give a report to Coronado covering the following matters to the best of Stanwell's knowledge at the time of giving the report:

(i)    the nature of the interruption or threatened interruption;

(ii)    the circumstances and cause of same;

(iii)    whether Stanwell considers the event to be outside the control of Stanwell;

(iv)    the likely duration of the interruption;

(v)    Stanwell's revised plan for taking of deliveries of Coal at the time of giving the report; and

(vi)    details of the efforts that have been made and are planned by Stanwell to avoid or minimise the interruption and the effects thereof on Stanwell's performance under this Agreement.

(c)    So long as the interruption continues or continues to threaten, Stanwell shall furnish Coronado with further reports covering the matters listed in Clause 13.2(b):

(i)    whenever there is any material change in the circumstances as set out in the last report; and

(ii)    in any event no less than Monthly.

(d)    Stanwell shall notify Coronado immediately when the interruption ends.

13.3    Counter-Measures by Coronado

(a)    Coronado shall be entitled to take reasonable action to avoid or mitigate the effects of the interruption or threatened interruption on Coronado, without prejudicing such rights as Coronado may have under this Agreement with respect to such interruption.  In particular but without limitation, Coronado shall be entitled to take the following actions if the interruption continues, or in the reasonable opinion of Coronado after consulting with Stanwell is likely to continue, for more than:

(i)    thirty (30) days, then Coronado may, at its discretion in accordance with Clause 13.4(a):

(A)    subject to Clause 13.4(c) postpone the affected deliveries, until any subsequent Year or Years of the Supply Term; or

(B)    without penalty to Coronado, cancel the same and sell the affected deliveries elsewhere;

(ii)    ninety (90) days, Coronado may, at its discretion in accordance with Clause 13.4(a), enter Medium Term Arrangements for the sale of the affected deliveries which in Coronado's reasonable view are likely to be affected by the interruption to third parties, in which case Coronado (in addition to its rights under Clause 13.3(a)(i) above), may, at its discretion cancel the shipments covered by the Medium Term Arrangements or postpone, subject to Clause 13.4(c), the same to any subsequent Year or Years;

(iii)    fifteen (15) Months and actually result in Stanwell taking less than [***]% of the Coal it is entitled to receive under this Agreement during those fifteen (15) Months, then Coronado may (in addition to its rights under Clauses 13.3(b) and 13.3(c)), upon notice to Stanwell terminate this Agreement provided such notice is given within seven (7) days of the end of that fifteen (15) Month

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period.  Any notice given pursuant to this clause shall state the effective date of such termination.

(b)    In the event Stanwell becomes able to recommence performance in accordance with this Agreement during the period of any suspension under Clause 13.3(a)(ii), Stanwell shall give Coronado not less than ninety (90) days' notice thereof in which event, upon termination of its Medium Term Arrangements, Coronado shall recommence making and Stanwell shall recommence taking Coal deliveries under this Agreement.

(c)    Before taking any reasonable action under Clause 13.3(a), Coronado shall inform Stanwell of its proposed action.  Stanwell may, within 5 days, make representations to Coronado as to the appropriateness of the proposed action, taking into account among other things, the likelihood of the interruption occurring and its likely duration.  In determining what reasonable action to take under Clause 13.3(a), Coronado shall take those representations into account.

13.4    Coronado's Elections

(a)    Coronado may make the elections provided in Clause 13.3(a) by giving notice to Stanwell at any time prior to the recommencement of Stanwell's performance after suspension of this Agreement.

(b)    If Coronado elects to cancel deliveries in accordance with Clause 13.3 the cancelled deliveries of Coal will not be treated as delivered for the purposes of the SRA Value Schedule and any cancellation will not prejudice Stanwell's entitlement to achieve the Outstanding Value of the SRA under this Agreement.

(c)    If Coronado elects to treat the affected deliveries as postponed, then the same shall be postponed until such subsequent Years as may be nominated by Coronado in the notice of election given under Clause 13.4(a); provided that unless Stanwell agrees, the postponed deliveries to be delivered in any Year shall not exceed [***] percent ([***]%) of the Annual Contract Tonnage nominated by Stanwell in accordance with Clause 4.1(a)(i) for that Year.

(d)    If Coronado elects to enter into Medium Term Arrangements and Stanwell gives Coronado notice of resumption of taking of deliveries Coronado shall use its best endeavours to terminate the Medium Term Arrangements (without being required to breach the same) such that it is able to make the deliveries when nominated by Stanwell.

(e)    If the interruption to taking of deliveries is only partial, or if Stanwell is able to recommence taking partial deliveries only and such partial taking is likely in Coronado's reasonable view to result in Stanwell taking less than [***]% of the total Coal it is required to take under this Agreement over the succeeding 90 days, Coronado shall have the option of not tendering any deliveries, in which case the provisions of this Clause 13 shall apply as if it were not possible for Stanwell to take any deliveries, or of tendering such deliveries as can be taken, in which case this Clause 13 shall apply to the portion of deliveries that cannot be taken.

13.5    Causes Outside the Control of Stanwell

(a)    For the purposes of Clauses 13.6(b) and 13.6(c), an interruption to the taking of deliveries shall be considered to be a "Cause Outside the Control of Stanwell" if Stanwell is prevented from taking, transporting, or using the Coal in the manner contemplated by this Agreement, but only if the following conditions are met:

(i)    the cause of the interruption was not reasonably foreseeable and was beyond Stanwell's reasonable control;

(ii)    the interruption could not have been avoided or overcome by a prudent power station operator exercising due diligence;

(iii)    Stanwell has substantially given the notices and reports required under Clause 13.2;

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(iv)    any relevant requirements of Clause 13.5(b) are satisfied; and

(v)    Stanwell takes such Coal as it is able to take on a basis which is no less favourable to Coronado than to Stanwell's other suppliers.

(b)    The following provisions shall apply with respect to the particular causes enumerated:

(i)    Interruptions due to breakdowns of machinery will only be considered to be beyond Stanwell's reasonable control if Stanwell has followed proper maintenance procedures and has in place proper "breakdown" procedures which anticipate normally foreseeable breakdowns and minimise the consequences.

(ii)    Interruptions due to failure of supply of goods and services, including shipping and other transportation (and in the case of Stanwell, Stanwell's Carrier), electric power and water, will only be considered to be beyond Stanwell's reasonable control if Stanwell has exercised due prudence in the choice of the supplier and has entered proper contractual arrangements.

(iii)    Interruptions due to increases in costs, environmental restrictions, or any reduction in demand for electricity, however unexpected, will not be considered to be beyond Stanwell's reasonable control.

(iv)    Interruptions due to embargoes, orders or acts of a Government Body of the State of Queensland, however unexpected, will not be considered to be beyond Stanwell's reasonable control where those embargoes, orders or acts:

(A)    are intended to apply, or have the effect of applying, only to Stanwell and/or the Stanwell Power Station; or

(B)    are intended to have a greater proportional application to the Stanwell Power Station than other coal fired power stations in the State of Queensland,

provided that this Clause 13.5(b)(iv) shall not apply to Stanwell if the shares in Stanwell cease to be owned by a Government Body, unless the commission of the relevant embargo, order or act is a condition, express or implied, of the transaction by which the new owner became owner of those shares.

(c)    Where Stanwell is entitled to recover damages from a third party supplier of goods or services, it shall use its best endeavours to do so (to the extent that a prudent power station operator would do so) and the cause concerned (to the extent it otherwise qualifies under this Clause 13.5) will only be considered to be a Cause Outside the Control of Stanwell to the extent such damages recovered by Stanwell are insufficient to pay to Coronado the amounts payable under Clause 13.6(c).

(d)    Without limitation, the following are examples of events that could lead to interruption beyond Stanwell's control if the requirements of Clauses 13.5(a) and 13.5(b) are met:

(i)    natural calamities, acts of public enemies, acts of terrorists, insurrections, fires, wars, explosions, floods;

(ii)    serious breakdowns of railroad or port facilities;

(iii)    breakdowns of the boilers and other machinery;

(iv)    embargoes, orders or acts of a competent court or governmental or other statutory authority;

(v)    strike, lockout, illegal stoppages, or labour or union organised reduction of production; and

(vi)    failure of supply of goods and services including Stanwell's Carrier failing to make sufficient rollingstock available at the train loading facilities at the Curragh Mine to allow Stanwell to carry out its obligations hereunder.

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13.6    Consequences of Interruption

(a)    Both Coronado and Stanwell shall endeavour to mitigate costs and damages flowing from any interruption to the taking of deliveries of Coal.

(b)    If the cause of the interruption to the taking of deliveries of Coal is a Cause Outside the Control of Stanwell, then Stanwell shall be relieved of its obligation to take such deliveries at such time (and to make payments in consequence of not taking the same) to the extent the taking is prevented by such cause, without derogating from Stanwell's other obligations hereunder.

(c)    Subject to Clause 22.6, if the cause of the interruption to the taking of deliveries is not a Cause Outside the Control of Stanwell and Stanwell has not made an Advance Payment with respect to such deliveries as provided in Clause 16, then in addition to such other rights as Coronado may have under this Agreement, Coronado shall be entitled to recover from Stanwell indemnification for all of Coronado's costs and damages resulting from the interruption, including costs in stockpiling of coal and any reduced price (in comparison to the Netback Price) it may receive from selling coal to other customers. Coronado will use reasonable endeavours to mitigate all such costs and damages.

14.    Sales by Coronado to other Purchasers

Subject only to complying with its obligations to Stanwell under this Agreement, Coronado may, at its sole discretion, sell coal produced from the Tenements to any other purchaser of that coal.

15.    Marketable Reserves

15.1    Annual Report on Marketable Reserves

Coronado shall prepare and provide to Stanwell by 30 September of each Year during the Supply Term (or if earlier, within 10 Business Days of it being filed with a recognised stock exchange), the most current Marketable Reserves Statement.

16.    Request by Stanwell for Postponement of Deliveries

Stanwell may request of Coronado that it does not take deliveries of Coal that it would otherwise be required to take by electing to make an Advance Payment to Coronado equal to 100% of the Contract Price per Tonne Equivalent of the affected delivery, provided that:

(a)    Stanwell gives reasonable prior notice to Coronado of its intent to make this election;

(b)    Coronado at its sole discretion and without legal obligation, decides to accommodate the election with or without conditions and gives Stanwell notice to that effect, including setting out any conditions and costs Stanwell will be required to bear;

(c)    Stanwell first agrees to comply with any conditions and be liable for any costs as outlined in Coronado's notice, and if the Coal is stockpiled it is done so at Stanwell's risk; and

(d)    in the event Stanwell does so elect, Stanwell shall be entitled to request make up deliveries of the affected deliveries in any subsequent Year (provided that unless Coronado agrees such make up deliveries shall not exceed 10% of the Annual Contract Tonnage for any Year).

An "Advance Payment" is a payment described in this Clause 16.  For the purposes only of the SRA Value Schedule and without limiting Coronado's delivery obligations, if Stanwell makes an Advance Payment in respect of any Coal, that Coal will be deemed to have been delivered at the time of payment by Stanwell.

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17.    Dispute Resolution

(a)    If at any time any question, dispute or difference arises between Stanwell and Coronado in relation to, or arising out of, this Agreement, then the Authorised Representative from each of Stanwell and Coronado shall meet with the view to resolving that question, dispute or difference.

(b)    If the dispute is not resolved within fourteen (14) days of the meeting referred to in Clause 17(a), then the Chief Executive Officer (or person of equivalent rank) of Stanwell shall meet with the Chief Executive Officer (or person of equivalent rank) of Coronado with a view to resolving the dispute.

(c)    If the dispute is not resolved within fourteen (14) days of the meeting referred to in Clause 17(b) then the dispute shall be referred to mediation, to be conducted in accordance with Clause 17(g).

(d)    If the dispute is not resolved within thirty (30) days of the commencement of the mediation referred to in Clause 17(c) then either Party may commence proceedings in a court of competent jurisdiction in Queensland.

(e)    Notwithstanding the existence of a dispute the Parties shall continue to perform the Agreement.

(f)    Nothing herein shall prejudice the right of a Party to seek urgent injunctive or declaratory relief in respect of the dispute or any other matter arising under this Agreement.

(g)    The following paragraphs apply to any mediation between the Parties pursuant to Clause 17(c):

(i)    If the Parties do not agree within seven (7) days from the date upon which Clause 17(c) applies as to the identity of the mediator, or the mediator agreed by the Parties determines that he or she is unable or unwilling to act, a mediator shall be appointed by the Resolution Institute in accordance with its mediation rules.  Within seven (7) days of such agreement or nomination the Parties must jointly appoint the agreed or nominated mediator and if either refuses to make the appointment the other is hereby irrevocably authorised to appoint the mediator on behalf of both Parties.

(ii)    Within seven (7) days after his or her appointment the mediator shall meet with the Parties to agree upon the procedure to be adopted in resolving the dispute or difference and failing agreement between them within ten (10) days from such appointment the procedure shall be as determined by the mediator having regard to the other provisions hereof.

(iii)    The mediator:

(A)    may inform himself or herself in relation to any matter in dispute in such manner as he or she thinks fit;

(B)    shall be entitled to engage or consult with any adviser, legal or technical, as he or she may see fit; and

(C)    shall otherwise have the power to facilitate the resolution of the dispute in such a manner and subject to such rules as the mediator in his or her absolute discretion determines as suitable for the nature of the dispute.

(iv)    The mediator shall seek to resolve the dispute by acting as a mediator or conciliator between the Parties and for that purpose may require the Parties to confer with him or her at any time in relation to the whole or any part of or in respect of any aspect of the dispute.

(v)    Unless agreed by the Parties neither Party shall be represented by a legal practitioner.

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(vi)    The Parties shall pay the costs of the mediator and any consultants engaged by the mediator equally.

(vii)    Neither anything said orally or in writing, nor any documents or information provided by either Party to the other or to the mediator and produced for the purposes of the mediation in the course of or in connection with the mediation shall be admissible in any legal proceedings between the Parties; and shall be regarded as privileged, provided that this shall not apply to documents already in existence and otherwise admissible; and unless agreed by the Parties the person acting as mediator may not be called as a witness by either Party in any proceedings.

(h)    Notwithstanding the foregoing provisions of this Clause 17, in the event that the question, dispute or difference relates to Clauses 7, 8 (except for the umpire analysis provided therein), 11.6 and 11.9(c) ("Reference Clause(s)"), then:

(i)    Either Party may give notice to the other requesting a meeting to resolve the same and if the matter is not resolved within 14 days of such notice either Party may give notice specifying the nature of the question dispute or difference and calling for the point at issue to be referred to an "Expert".

(ii)    In such event the Parties shall seek to agree upon an Expert to determine the matter.

(iii)    Failing such agreement within one Month of the notice referred to in Clause 17(h)(i), and unless the Reference Clause states to the contrary, the Chair of the Resolution Institute shall be requested to nominate the Expert.

(iv)    The Parties must give the Expert all of the information and assistance which the Expert may reasonably require.

(v)    The Expert must:

(A)    promptly fix a reasonable time and place for receiving submissions or information from the Parties or from any persons as he may think fit;

(B)    accept oral or written submissions from the Parties in relation to the dispute;

(C)    not be bound by the rules of evidence;

(D)    prior to making a binding decision, publish a draft decision giving reasons within 28 days of his appointment and thereafter the Parties may within 35 days of his appointment make written submissions to the Expert and the Expert may amend his draft decision prior to making his final decision; and

(E)    state his final decision giving reasons in writing within 40 days of his appointment.

(vi)    The Expert will be required to undertake to keep confidential all matters coming to his knowledge by reason of his appointment and performance of his duties.

(vii)    The Expert will have the following powers:

(A)    to inform himself independently as to all matters relevant to the dispute;

(B)    to receive oral or written submissions from the Parties; and

(C)    to consult with any other professionally qualified persons as he in his absolute discretion thinks fit in relation to resolving the dispute.

(viii)    The Expert shall not be deemed to be an arbitrator but an expert and the law relating to arbitration, including the Commercial Arbitration Act 2013 (Qld),

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 shall not apply to the Expert or the determination or the procedures by which the Expert may reach a determination.

(ix)    The determination of the Expert shall be final and binding on each Party.

(x)    Except as otherwise provided in the Reference Clause, the costs of the Expert and any consultants or advisors engaged by the Expert shall be borne equally by the Parties.  The Parties shall each bear their own legal and other costs.

(xi)    All proceedings and submissions and responses shall be kept confidential between the Parties, their respective legal and other advisors who are under a duty of confidentiality, and the Expert.  Such information may only be divulged to any other third party with the prior consent of the Parties or as may be required by law, in order to enforce the determination of the Expert or as may be required in connection with any litigation.

(i)    A Party shall consider in good faith any request by the other Party to have any question, dispute or difference referred to an Expert under Clause 17(h), but without any obligation to do so.

18.    Assignment and Change of Control

18.1    Assignment by Coronado

Coronado may not assign all or any part of its rights or obligations under this Agreement unless:

(a)    Stanwell has given its prior consent; and

(b)    its rights, in the same percentage, to the Tenements and to each Project Document are assigned to the same assignee at the same time, except in relation to a deemed assignment under Clause 18.4.

18.2    Assignment of rights to the Tenements

(a)    Coronado may not assign its rights to the Tenements, except together with an assignment, in the same percentage, of its rights and obligations under this Agreement.

(b)    Notwithstanding Clause 18.2(a), Coronado may encumber its rights to the Tenements so long as the encumbrancee undertakes in a form reasonably satisfactory to Stanwell only to dispose of such rights together with an assignment of rights and obligations under this Agreement in accordance with Clause 18.1.

18.3    Assignment by Stanwell

Stanwell may not assign all or any part of its rights or obligations under this Agreement unless:

(a)    Coronado has given its prior consent; and

(b)    each Project Document is assigned to the same assignee at the same time.

18.4    Change of Control

A Change of Control of Coronado will be deemed to be an assignment of this Agreement for the purpose of this Clause 18 and the person that acquires Control will be deemed to be the "proposed assignee", provided that this Clause 18.4 will not apply if the Change of Control of Coronado occurs as a result of the purchase of shares or other securities in Coronado Holdings which are of a class that are listed on the Australian Securities Exchange or another recognised stock exchange.

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18.5    Requests for consent

(a)    The Party requesting any consent under this Clause 18 ("Party Concerned") may request consent for a proposed assignee as soon as it believes a person is likely to be an assignee ("Request").

(b)    The Party whose consent is required under this Clause 18 ("Consenting Party") must, within 30 days (or 45 days if Clause 18.5(d) applies) of receiving a Request, by notice to the Party Concerned, either:

(i)    subject only to Clause 18.6(b), 18.6(e) and 18.6(g), give unqualified consent; or

(ii)    refuse consent, in which case it must set out the reasons for such refusal.

(c)    If the Consenting Party fails for any reason to give the notice within such period, unqualified consent will be deemed to have been given.

(d)    If neither the proposed assignee nor any of its Holding Companies:

(i)    has a substantial investment in Australia, or

(ii)    is listed on a stock exchange either in Australia or overseas,

then the 30 day period referred to in Clause 18.6(b) will be extended to 45 days.

(e)    To maximise the time the Consenting Party has to consider the suitability of a proposed assignee, the Party Concerned may notify the Consenting Party of a shortlist of proposed assignees as soon as the Party Concerned is satisfied that a list, acceptable to it, is available.  However, a notice requesting a consent for the purpose of this Clause 18.5 for a particular assignee will not be deemed to have been given until the Party Concerned by notice informs the Consenting Party that in its opinion a person named in the shortlist is likely to be an assignee.

18.6    Financial Ability

(a)    In this Clause 18.6 "Financial Ability" means:

(i)    in relation to a Party its financial ability to perform its obligations as a party to this Agreement; and

(ii)    where Clause 18.4 applies, a Party's financial ability to perform its obligations as a party to this Agreement taking into account its Financial Ability and whether that is materially adversely affected by a change of ownership to the proposed assignee.

(b)    Where a Party's consent is required under this Clause 18, such consent must be given unless:

(i)    the Consenting Party, acting reasonably, determines that the proposed assignee does not have the Financial Ability; or

(ii)    where Clause 18.4 applies, Stanwell, acting reasonably, determines that the party would not continue to have the Financial Ability.

(c)    If, acting reasonably, the Consenting Party determines that the proposed assignee does not have the Financial Ability, and so informs, with reasons, the Party Concerned as contemplated in Clause 18.5(b)(ii), the Party Concerned may then request the Consenting Party to consider whether by taking into account the ownership of the proposed assignee and the financial substance of its Holding Company ("Matters") the proposed assignee thereby has the Financial Ability.

(d)    The Consenting Party must consider the request made under Clause 18.6(c) within 5 days of receiving it.  If, acting reasonably it determines that by taking into account either or both Matters, the proposed assignee thereby has the Financial Ability, the Consenting Party must inform the Party Concerned to that effect and give its consent to the proposed assignment.  In doing so, the Consenting Party may give qualified

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consent requiring reasonable contractual protections, such as a Holding Company guarantee.

(e)    When making a request under Clause 18.5 in respect of a particular proposed assignee, the Party Concerned may request that if the Consenting Party, acting reasonably, should determine that the proposed assignee does not have the Financial Ability, then the Consenting Party also have regard to the Matters for that proposed assignee.

(f)    In that event the Consenting Party, acting reasonably, may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.  Any such consent is to be given within the 30 or 45 day period as contemplated under Clause 18.5.  In doing so the Consenting Party must also give reasons for initially determining that the proposed assignee does not have the Financial Ability.

(g)    Notwithstanding any other provision of Clause 18 a consent for a particular potential assignee will be deemed to include a consent for any Related Body Corporate of it that becomes the actual assignee so long as the Related Body Corporate is determined by the Consenting Party in accordance with this Clause 18.6 to:

(i)    meet the criteria set out in this Clause; or if not

(ii)    meet the criteria set out in this Clause by the Consenting Party, acting reasonably, taking into account the Matters, if the Party Concerned has requested that the Matters be considered,

and if Clause 18.6(g)(ii) applies, the Consenting Party may give qualified consent requiring reasonable contractual protections, such as a Holding Company guarantee.

18.7    Deemed notice

The Parties agree that any notice referred to in this Clause 18 will be deemed to have been given and received if:

(a)    similar notice has been given pursuant to the equivalent provision to this Clause 18 in another Project Document; and

(b)    that notice refers to this Agreement.

19.    Representations, Warranties and Undertakings

19.1    By Coronado

Coronado represents, warrants and undertakes to Stanwell that as at the date of this Agreement:

(a)    Coronado is the sole legal and beneficial owner of, and is entitled to all coal produced from, the Tenements; and

(b)    Coronado has corporate power, has obtained all necessary approvals, licenses and authorities, and has taken all necessary steps to enable it to enter this Agreement and perform its obligations hereunder.

19.2    By Stanwell

Stanwell represents, warrants and undertakes to Coronado that as at the date of this Agreement it has the corporate power, has obtained all necessary approvals, licenses and authorities and has taken all necessary steps to enable it to enter this Agreement and perform its obligations hereunder.

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20.    Confidentiality

(a)    Subject to Clause 20(b), the provisions of this Agreement and all information acquired by a Party from the other Party in respect of the operation of this Agreement and each Project Document shall be confidential and shall not unless otherwise agreed by all the Parties be disclosed to any third party except to:

(i)    a Related Body Corporate;

(ii)    the State, as required by any relevant laws or regulations and the Shareholding Ministers in the case of Stanwell;

(iii)    a contractor employed by a Party where disclosure of such data or information is necessary to such contractor's work provided that such contractor executes an agreement of confidential treatment thereof for the benefit of the other Party;

(iv)    a bona fide prospective purchaser of part or all of a Party's interest in this Agreement or any of the Tenements or of the Curragh Mine or the Power Stations (including a person with whom a Party is conducting bona fide negotiations directed towards a merger, public listing or consolidation) provided that it first executes an agreement of confidential treatment thereof for the benefit of the other Party;

(v)    a bank or other lending agency to the extent necessary for a Party arranging for funding of its obligations hereunder; or

(vi)    its professional advisers.

(b)    Clause 20(a) shall not apply to information that:

(i)    becomes generally available to the public other than as a result of a disclosure by the Party seeking to rely on this Clause 20(b) ("Relevant Party'') in violation of this Agreement;

(ii)    was available to the Relevant Party on a non-confidential basis prior to its disclosure to that Party by the other Party or its representatives, or

(iii)    becomes available to the Relevant Party on a non-confidential basis from a source other than the other Party or its representatives when such source is entitled, to the best of the Relevant Party's knowledge, to make such disclosure.

(c)    In this Clause 20 information required by Clause 20(a) and 20(b) to be confidential shall be referred to as "Confidential Information".

(d)    Nothing herein contained shall be construed to preclude a Party from making any public announcement or other disclosure reasonably necessary to comply with any statutory or regulatory obligation including, but without limiting the generality of the foregoing, any disclosure obligation applicable under the Corporations Act or the requirements of any stock exchange on which the shares of such Party or a Related Body Corporate are or are proposed to be listed.

(e)    A Party requiring or wishing to make public any material referred to in Clause 20(d) that includes Confidential Information shall notify the other Party of the proposed announcement as far in advance as is reasonably possible.

(f)    The obligations under this Clause shall continue to bind a Party for a period of 3 Years after the termination of the last of this Agreement and each Project Document.

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21.    Notices and Communications

21.1    Notice

In this Clause 21, "Notice" means a notice, demand, consent, approval or communication given by a party pursuant to or in connection with this Agreement.

21.2    Service

A Notice must be:

(a)    in writing, in English;

(b)    signed:

(i)    in the case of Stanwell, by its Authorised Representative, a director or a company secretary; and

(ii)    in the case of Coronado, by its Authorised Representative, a director or a company secretary; and

either:

(iii)    hand delivered or sent by prepaid post; or

(iv)    sent by email,

in each case, to the recipient's address for notices specified in the details at the start of this Agreement, as varied by any Notice given by the recipient to the sender.

21.3    Notice by email

A Notice by email is taken to be in writing and signed by the named sender.

21.4    Effective on receipt

A Notice given in accordance with this Clause 21 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)    if hand delivered, on delivery;

(b)    if sent by prepaid post within Australia, on the fifth Business Day after the date of posting; and

(c)    if sent by email, on dispatch of the email unless the sender's server indicates a malfunction or error in transmission or the recipient immediately notifies the sender of an incomplete transmission, but if the delivery or receipt is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21.5    Service of Process

The Parties agree any process in any proceedings in Australia issued by any Party, including any originating process, may be served on any other Party by sending a photocopy of the signed and sealed copy of the initiating process document by certified or registered mail, with postage prepaid, to such other Party at that Party's address pursuant to this Clause 21.

22.    Miscellaneous

22.1    Waivers and Remedies

(a)    Except where inconsistent with the context hereof the failure of any Party to insist in any instance upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any

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such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

(b)    In particular and without limiting the generality of the foregoing, the acceptance by Stanwell of Coal which does not comply with the Standard Coal Quality or the Limiting Specifications in Clause 7.2(a) shall not be deemed to be a waiver by Stanwell of any of its rights under this Agreement in relation to such Coal or of its right to refuse to accept future deliveries which do not meet such requirements.

(c)    Any amendment to this Agreement shall be in writing and signed by the Parties.

22.2    Entire Agreement

This Agreement shall constitute the entire agreement between the Parties in relation to its subject matter and no other representations, warranties, covenants, terms or conditions, whether express or implied and whether oral or in writing, in relation to the subject matter of this Agreement shall be of any force or effect unless contained in this Agreement.  This Agreement supersedes all prior negotiations, contracts, arrangements, understandings and agreements including the Binding Terms Sheet (as defined in the Deed) with respect to its subject matter, including any discussions between Coronado and Stanwell and any Related Body Corporate or representative of any of them

22.3    Interpretation and Governing Law

The law of the State of Queensland, Australia, shall apply to and be the proper law of this Agreement.  Any action or proceedings taken or which may be taken under or in connection with this Agreement shall be taken, instituted or determined, as the case requires, in the Courts of Queensland.

22.4    Amendment

Any amendment to this Agreement shall be in writing and signed by the Parties.

22.5    Mutual Collaboration

Stanwell and Coronado recognise that circumstances may arise which could not have been reasonably foreseen at the time this Agreement is entered into.  The Parties agree that they will use their best endeavours to resolve any problems due to any such unforeseeable circumstances including continuation of any interruption to supply and to taking of deliveries in the spirit of mutual understanding and collaboration.  Failure to resolve any problems as contemplated in this Clause 22.5 will not be a matter to which Clause 17 applies.

22.6    Limitations to Losses and Damages

(a)    If any act or omission of Coronado or Stanwell, under the provisions of this Agreement:

(i)    gives rise to any liability on the part of that Party for damages the amount of which is not liquidated by any provision of this Agreement (including damages for negligence, where that negligence constitutes, or contributes to, a breach of contract by it); or

(ii)    gives rise to any liability on the part of that Party under any indemnity given by it under this Agreement,

then such liability shall be limited to the direct, proximate and foreseeable loss attributable to such act or omission, after taking into account any obligation of the Party claiming in respect of the liability to mitigate its loss and any contributory conduct, and neither the Party claiming in respect of the liability nor any other person claiming through or under that Party shall be entitled to damages or indemnification for any Excluded Loss attributable to such act or omission.

For the avoidance of doubt, the damages referred to in Clauses 12.7(d) and 13.6 are, once determined, "liquidated" for purposes of this Clause 22.6(a)(i).

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(b)    In Clause 22.6(a) "Excluded Loss" means:

(i)    in the case of loss or damage or liability to a non-Party resulting from a breach of contract - indirect, remote or unforeseeable loss, including economic loss, loss of use, loss of contracts, loss of revenue, loss of profit, loss or denial of opportunity, loss of access to markets, loss of goodwill, loss of business reputation, loss of production, increased overhead costs, or wasted overheads or any other similar loss occasioned by that breach, whether or not in the reasonable contemplation of the Parties at the time of execution of this Agreement as being a probable result of the relevant breach;

(ii)    in the case of loss or damage arising from any tort (including negligence) - indirect, remote or unforeseeable loss and, in the case of pure economic loss, loss not flowing directly from the commission of the tort; and

(iii)    in the case of loss or damage arising from any breach of statutory duty, regulation or by-law - indirect, remote or unforeseeable loss and, in the case of pure economic loss, loss not flowing directly from the breach of the statutory duty, regulation or by-law, save where such loss or damage cannot be excluded or limited by operation of mandatory provisions of law.

22.7    Further Assurances

Each Party shall execute and deliver all further documents and instruments, and provide such further assistance that may be necessary or desirable to carry out the provisions of this Agreement or to effectuate the purposes or intent of this Agreement.

23.    Costs

(a)    Except as provided in Clause 23(b), whether or not any of the transactions contemplated by this Agreement are consummated, each Party shall pay its own fees and expenses of and incidental to the negotiation, preparation and execution of this Agreement, and to the transactions contemplated by this Agreement, including the fees and disbursements of its lawyers and accountants.

(b)    Coronado shall:

(i)    bear and pay for all stamp duty on, or incidental to the execution of, this Agreement and on or incidental to all transactions contemplated by this Agreement excluding stamp duty on transactions or agreements between Stanwell and third parties or between Stanwell and its Related Bodies Corporate;

(ii)    lodge this Agreement for stamping as required by the relevant statute; and

(iii)    indemnify Stanwell against its liability for all such stamp duty and against any liability resulting from the failure of Coronado to lodge any document for stamping as required under any applicable legislation.

24.    Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

25.    Triggering Events/Termination

25.1    Definitions

In this Clause 25:

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(a)    "Event of Default" means a Financial Default or a Non-Financial Default, as the context requires.

(b)    "Financial Default" means any of the following:

(i)    any failure by a Party to pay any sum due and payable to the other Party under this Agreement or under a Project Document by the earlier of the following days:

(A)    the 15th day after the unpaid sum becomes due and payable; and

(B)    the 5th day after the Party receives notice from the other Party that the sum has not been paid by the date it became due and payable (for the avoidance of doubt the other Party is not obliged to give such notice);

(ii)    a Party takes or has taken against it any action or proceeding whether voluntary or compulsory which has the object or effect of:

(A)    winding up that Party, which action or proceeding has not been dismissed or withdrawn within 14 days; or

(B)    a Party's liquidation or provisional liquidation;

(iii)    a Party enters a compromise or other arrangement with its creditors or a receiver or receiver and manager is appointed over any of its assets;

(iv)    at any time after the date that Stanwell has been provided with Acceptable Security in accordance with clause 4.1 of the Deed, Coronado fails to comply with any subsequent or continuing obligation to Stanwell under that clause; and

(v)    at any time before the date that Stanwell has been provided with Acceptable Security in accordance with clause 4.1 of the Deed, Coronado is in breach of clause 4.2 of the Deed,

except that Clause 25.1(b)(iii) shall not apply to a reconstruction or amalgamation of a Party while that Party is solvent.

(c)    "Non-Financial Default" means a default, other than a Financial Default, by a Party in performing this Agreement, but excludes an Excluded Event.

(d)    "Excluded Event" means where there is an interruption or threatened interruption to the taking of Coal by Stanwell from Coronado and Clause 13.3(a) applies.

25.2    Default Notice

If an Event of Default occurs, the non-defaulting Party may give the defaulting Party a notice ("Default Notice") describing in reasonable detail the Event of Default that has occurred and the following:

(a)    a statement that the notice is a Default Notice issued under this Clause;

(b)    a statement that there has been a Financial Default or a Non-Financial Default (as the case may be);

(c)    a statement of the relevant matters of fact in sufficient detail so as to permit the clear identification of the matters constituting the default and the non-defaulting Party's requirement for rectification; and

(d)    signatures in accordance with Clause 21.

25.3    Cure Period

Upon receipt of a Default Notice, the defaulting Party will have:

(a)    in the case of a Financial Default, 10 days to cure that default; and

(b)    in the case of a Non-Financial Default, 60 days to cure that default, unless the Parties have agreed in good faith on a longer period (not to exceed 180 days), in which case

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the period to cure that default shall be such longer period, provided that the cure period will end immediately if the defaulting Party ceases to be diligently pursuing a cure of the default.

25.4    Non-curable default

If under Clause 25.3(b), the defaulting Party's default is not reasonably capable of remedy, the defaulting Party must immediately notify the other Party and take all reasonable steps satisfactory to the other Party to mitigate the consequences of the default, but without prejudice to the non-defaulting Party's rights under Clause 25.5.

25.5    Remedies

If a default is not cured within the applicable cure period described in Clause 25.3, the non-defaulting Party may, subject to:

(a)    giving 30 days' notice to the defaulting Party stating its intention to do so if the default is not cured (and the default is not cured within that notice period) provided that only 15 days' notice shall be required for a Financial Default under Clause 25.1(b) (and provided that any notice given pursuant to this Clause shall state the effective date of such termination); and

(b)    if the Event of Default is a Non-Financial Default, that default having a material adverse effect on the rights of the non-defaulting Party under this Agreement,

terminate this Agreement without prejudice to any of its other rights in this Agreement, any right to sue the defaulting Party for damages for that default or the exercise of all other available legal or equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

25.6    Termination - General

The expiration or termination of this Agreement shall:

(a)    not affect the provisions expressed or implied to operate or have effect on or after such expiration or termination; and

(b)    be without prejudice to any right of action already accrued to a Party in respect of any breach of this Agreement by the other Party.

25.7    Requirement to provide Acceptable Security

(a)    Stanwell may terminate this Agreement with immediate effect if:

(i)    by 30 June 2019 Coronado has not granted, procured for or provided Stanwell with all Acceptable Security as defined in and required by clause 4.1 of the Deed and Coronado has not demonstrated to the reasonable satisfaction of Stanwell that:

(A)    Coronado is using its best endeavours to grant, procure for and provide Stanwell with all such Acceptable Security within a reasonable period after 30 June 2019; and

(B)    there are reasonable grounds for Stanwell to believe that there are reasonable prospects of the Acceptable Security being provided within that reasonable period;

(ii)    in any case, all Acceptable Security required by clause 4.1 of the Deed has not been granted, procured for or provided to Stanwell by 30 September 2019; or

(iii)    at the time all Acceptable Security required by clause 4.1 of the Deed is granted to, procured for or provided to Stanwell, Coronado is not able to demonstrate to Stanwell’s satisfaction that the requirement in clause 4.1(f) of the Deed is satisfied.

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(b)    Stanwell's termination of this Agreement under Clause 25.7(a) is a termination for Coronado's default for the purposes of determining the Termination Payment calculated in accordance with the SRA Value Schedule to be paid by Coronado to Stanwell under Clause 25.9 and is without prejudice to:

(i)    any of its other rights in this Agreement;

(ii)    any right to sue Coronado for damages; or

(iii)    the exercise of all other available legal and equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

25.8    Termination by Stanwell

If the ACSA is terminated by Stanwell following an 'Event of Default' (as defined in the ACSA) arising in respect of Coronado, Stanwell may immediately terminate this Agreement without prejudice to:

(a)    any of its other rights in this Agreement;

(b)    any right to sue Coronado for damages; or

(c)    the exercise of all other available legal and equitable remedies, including suing for specific performance, injunctive relief or such other orders as it deems appropriate.

25.9    Termination payment

(a)    If this Agreement is terminated for any reason (including under this Clause 25), Coronado must pay to Stanwell the Termination Payment calculated in accordance with the SRA Value Schedule within 10 Business Days of the date of termination.

(b)    If this Agreement is terminated otherwise than due to    Coronado's default, Coronado may set-off against the Termination Payment any net amount payable by Stanwell to Coronado under Clause 11 of this Agreement (having deducted any amounts payable by Coronado to Stanwell under this Agreement).

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Schedule 1– SRA Value Schedule

1.    Introduction

1.1    This Agreement includes a number of items which change from time to time in accordance with the Model Calculations contained in this Schedule 1.  The purpose of these Model Calculations is to accommodate the flexibility in this Agreement (including as to the Supply Commencement Date, Contract Price per GJ, Monthly Tonnage and Cash in Lieu) while ensuring that in all circumstances Stanwell receives the Value of the SRA. The Value of the SRA is acquitted by the payment by Coronado of Monthly Cash Flows (adjusted by the Discount Factor) as determined by the Model Calculations, and if the Outstanding Value of the SRA is greater than zero as at the 31 December 2038, by payment by Coronado of the Termination Payment.

1.2    From time to time as required for the purposes of this Agreement prior to the Supply Commencement Date, and then at the end of each Month during the Supply Term, the Model Calculations will be made in accordance with their terms.  The Model Calculations use Fixed Inputs, Variable Elements and the output of other Model Calculations.

1.3    The Model Calculations determine (amongst other things) certain payments to be made under this Agreement, including that, in relation to each Month during the Supply Term:

(a)    Stanwell shall pay to Coronado the Netback Amount for the aggregate quantities of Coal delivered in that Month.  The Netback Amount for the Month is to be determined as:

Netback Amount = [Netback Price x Monthly Tonnage (SRA Value Schedule)] + [(Invoice Price x Tonnes Delivered) – (Contract Price per Tonne Equivalent x Monthly Tonnage (SRA Value Schedule)]

(b)    Coronado shall pay to Stanwell the Derived Amount and the Cash in Lieu for the Month.

1.4    The Parties have agreed the form of an Excel spreadsheet which contains the Model Calculations as attached to the email sent from Tim Peirce, Coronado to Natalie Gordon, Stanwell on 14 August 2018 at approximately 11.15 am, and which is attached to this Schedule 1.  The Excel spreadsheet also includes rows which are to be used for the administration of this Agreement by the Parties, but which are not, and do not affect, Fixed Inputs, Variable Elements or Model Calculations for the purposes of this Schedule 1.

1.5    To the extent of any inconsistency, the documents will be interpreted in the following order of precedence:

(a)    this Agreement, including this Schedule 1;

(b)    the Excel spreadsheet; and

(c)    the worked examples attached.

1.6    Each Party acknowledges that the Model Calculations do not and will not take account of either Party's tax position.

1.7    In this Schedule 1, a reference to a Clause is a reference to a Clause in the main body of this Agreement.

2.    Fixed Inputs

The following items are the Fixed Inputs (which remain unchanged throughout the term of this Agreement):

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Fixed Input	Value of Fixed Input
Discount Rate	13% per annum.
Valuation Date	13 August 2018.
Netback Price	in respect of each Month on and from the Valuation Date, the price in A$ set out for that Month for the Netback Price in Attachment 1 to this Schedule 1.
Contract Energy	means 25.6 GJ/Tonne (as received).
New CSA Days	means, for a Month, the number of days from (and excluding) the Valuation Date until (and including) the last day of the relevant Month.
Escalation Factor	means, for a Month: (1 + 0.02) ^ (New CSA Days / 365)
Discount Factor	in respect of each Month from the Valuation Date, is to be determined as: =1/[((1+ Discount Rate)^(1/365))^(New CSA Days)]
Value of the SRA	A$210,000,000.

3.    Variable Elements

The following items are the Variable Elements:

Variable Element	Determination of Variable Element
Supply Commencement Date

has the meaning given in Clause 1.1.

For the purposes only of the Model Calculations, unless and until the Supply Commencement Date occurs, a nominal Supply Commencement Date of 1 March 2027 will be used for the Model Calculations (except if this Agreement is terminated prior to the Supply Commencement Date occurring and Stanwell has given a nomination in accordance with Clause 4.1(a), in which case the Supply Commencement Date indicated in that nomination will be used).

Base Contract Price per GJ

means:

•     if the Supply Commencement Date is prior to 1 January 2026, A$[***] per GJ;

•     otherwise, the price per GJ set out in the table headed 'Base Contract Price per GJ' in Attachment 1 to this Schedule 1 for the Month in which the Supply Commencement Date occurs,

provided that unless and until the Supply Commencement Date occurs, A$[***] will be used for Base Contract Price per GJ under this Schedule 1.

The Base Contract Price per GJ is fixed on the Supply Commencement Date.

Contract Price per GJ	means, for each Month during the Supply Term, the Base Contract Price per GJ multiplied by the Escalation Factor for that Month.
Nominated Contract Price per GJ	means, for each Month during the Supply Term, the amount nominated as the Nominated Contract Price per GJ by Stanwell in accordance with Clause 4.1(a)(i)(C).
Cash in Lieu Tonnage

means, for each Month during the Supply Term, the quantity of the Annual Contract Tonnage (in Tonnes Equivalent) for which Stanwell elects to receive Cash in Lieu in accordance with Clause 4.1(a)(i)(B).

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Monthly Tonnage (SRA Value Schedule)

means:

•     for a Month prior to the effective date of the relevant Model Calculation, the actual quantity of Coal in Tonnes Equivalent delivered in that Month by Coronado to Stanwell;

•     for any other Month in respect of which Stanwell has given a nomination in accordance with Clause 4.1, the Annual Contract Tonnage nominated by Stanwell for that Year, divided by 12; and

•     for any other Month during the Supply Term, 2,000,000 divided by 12, in Tonnes Equivalent.

4.    Model Calculations

The following Model Calculations will be calculated for each Month during the Supply Term using the Fixed Inputs, Variable Elements and other Model Calculations (as is relevant).  The Discounted Monthly Cash Flows and the Outstanding Value of the SRA will also be calculated for each Month on and from the Valuation Date.

Model Calculation	Formula
Contract Price per Tonne Equivalent	means, for each Month during the Supply Term, the Nominated Contract Price per GJ for that Month multiplied by the Contract Energy.
Derived Amount per Tonne	means, for each Month during the Supply Term, the Netback Price less the Contract Price per Tonne Equivalent for that Month.
Derived Amount	means, for each Month during the Supply Term, the Derived Amount per Tonne multiplied by the Monthly Tonnage (SRA Value Schedule) for that Month.
Cash in Lieu	means, for each Month during the Supply Term, the Derived Amount per Tonne multiplied by the Cash in Lieu Tonnage for that Month.
Monthly Cash Flows	means, for each Month during the Supply Term, the Derived Amount plus the Cash in Lieu for that Month.
Discounted Monthly Cash Flows	means, for each Month during the Supply Term the amount determined as: = Monthly Cash Flows x Discount Factor
Cumulative Discounted Cash Flows

means, for each Month on and from the Valuation Date, the sum of each of the Discounted Monthly Cash Flows for every Month occurring during the Supply Term up to and including that Month (and being, prior to the Supply Commencement Date, zero).

Outstanding Value of the SRA	means, for each Month on and from the Valuation Date, the amount determined as: =Value of the SRA – Cumulative Discounted Cash Flows

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5.    Termination Payments

If this Agreement is terminated or if as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, Coronado must pay to Stanwell a termination payment (Termination Payment) calculated in accordance with this Schedule 1 and:

•         if the termination is due to Coronado's default, the Termination Payment will be:

•         the Cash Value of the SRA; plus

•         the Top-Up Amount; and

•              if the termination is for any other reason or if as at 31 December 2038, the Outstanding Value of the SRA is greater than zero, the Termination Payment will be the Cash Value of the SRA.

Calculation of the Cash Value of the SRA

The Cash Value of the SRA is calculated as:

"="    Outstanding Value of the SRA m / Discount Factor m

with each such value being calculated as at the end of the Month in which the date of termination occurs.

Calculation of Top-Up Amount

The Top-Up Amount is determined by:

•         taking the remaining Supply Term as at the date of termination based on the last nomination (including the non-binding nomination for each Year in the Supply Term after the Year for which the nomination is made) under Clause 4.1;

•         calculating a revised Netback Price (the Revised Netback Price) for each Month of the remaining Supply Term in accordance with the table set out below and determining any Top-Up Amount payable by Coronado;

Input	Value of Fixed Input
Forecast Price

means, for each Month of the remaining Supply Term from and including the date of termination, the price for [***] kcal/kg NAR thermal coal on a Free on Board basis at Newcastle Port in nominal US$ per tonne that is included for that Month in the Wood MacKenzie Long Term Thermal Market Outlook last published prior to the date of termination.

FX Rate

means, for each Month of the remaining Supply Term from and including the date of termination, the rate for converting US dollars into one Australian dollar that is included for that Month in the long term exchange rate forecast published by Wood MacKenzie last published prior to the date of termination.

A$ Forecast Price	means, for a Month, the Forecast Price divided by the FX Rate.
Reference Energy	means the energy applicable to the Forecast Price, as measured in GJ per Tonne (as received), being for the Forecast Price described above, [***] GJ per Tonne (as received).
Port Costs	in respect of each Month of the remaining Supply Term from and including the date of termination, the price in A$ set out for that Month for Port Costs in Attachment 1 to this Schedule 1.

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Rail Costs	in respect of each Month of the remaining Supply Term from and including the date of termination, the price is A$ set out for that Month for Rail Costs in Attachment 1 to this Schedule 1.
Export Royalty

means, in respect of each Month of the remaining Supply Term from and including the date of termination:

if the A$ Forecast Price less Port Costs is less than or equal to A$100/Tonne:

=((A$ Forecast Price less Port Costs) x 7%)

if A$ Forecast Price less Port Costs is greater than A$100/Tonne and less than or equal to A$150/Tonne:

=A$7 + ((A$ Forecast Price less Port Costs less A$100) x 12.5%)

if the A$ Forecast Price less Port Costs is greater than A$150/Tonne:

=A$13.25 + ((A$ Forecast Price less Port Costs less $150) x 15%)

Revised Netback Price

is calculated for each Month of the remaining Supply Term from and including the date of termination as:

=(A$ Forecast Price) x (Contract Energy / Reference Energy) – Port Costs – Rail Costs – Export Royalty

Discount Factor (Termination)

in respect of each Month of the remaining Supply Term from and including the date of termination, is to be determined as:

=1/[((1+ Discount Rate)^(1/365))^(Days from the date of termination to the end of the relevant Month)]

Top-Up Amount (Month)

in respect of each Month of the remaining Supply Term from and including the date of termination:

•         if the Revised Netback Price is less than or equal to the Netback Price for the Month, the Top-Up Amount (Month) for the Month is zero; and

•         if the Revised Netback Price is greater than the Netback Price for the Month, the Top-Up Amount (Month) for the Month is determined as:

= [(Revised Netback Price – Netback Price) x Monthly Tonnage (SRA Value Schedule) x Discount Factor (Termination)].

Top-Up Amount	the sum of each Top-Up Amount (Month).

The Forecast Price and the FX Rate are the Forecast Indices.  If at any time on and from the Valuation Date, a Forecast Index is no longer published or the basis of calculation of the Forecast Index materially changes, the Forecast Index will be replaced with a replacement index that best represents the characteristics of the relevant Forecast Index as at the Valuation Date.  In order to determine whether a Forecast Index is no longer published or the

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basis of calculation of the Forecast Index materially changes and, if so, the replacement index:

•         Either Party may notify the other if it considers that a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed.  If the Parties do not agree on whether a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed within 30 days of such notice, Clause 17(h) will apply.

•         If the Parties agree or it is determined that a Forecast Index is no longer published or the basis of calculation of the Forecast Index has materially changed, the Parties will seek to agree upon a replacement Forecast Index.  If the Parties have not agreed on a replacement within 30 days of the agreement or determination, Stanwell will nominate a relevant replacement Forecast Index to Coronado.

•         If Coronado does not agree with the replacement Forecast Index provided by Stanwell, Clause 17(h) will apply.

•         If a replacement Forecast Index is determined in circumstances where Coronado is in default or this Agreement has been terminated due to Coronado's default and the Forecast Index that is finally agreed or determined is the replacement Forecast Index nominated by Stanwell, then Coronado must bear the cost of the Expert and any consultant or advisors engaged by the Expert and Stanwell's legal and other costs related to the determination.

If a Forecast Index does not, as at the date of termination, publish any of the input for the Forecast Index beyond a date such that it does not include all remaining Months of the Supply Term as required to determine the Revised Netback Price, the Forecast Index for the Months in which no input is published will be determined as:

•         in relation to the Forecast Price, the forecast published for the date which is furthest in the future from the date of termination (Last Published Date) multiplied by the Forecast Escalation Rate where:

•         the Forecast Escalation Rate means, for a Month:  (1 + 0.02) ^ (Forecast Days / 365); and

•         Forecast Days means, for a Month, the number of days from (and excluding) the Last Published Date u     ntil (and including) the last day of the relevant Month; and

•         in relation to the FX Rate, the FX Rate published for the date which is furthest in the future from the date of termination.

6.    Maintenance of agreed Value of the SRA and model

For the purposes of administration, Coronado must prepare the Model Calculations in accordance with this Schedule 1 each Month and make it available to Stanwell in the same format as the agreed Excel spreadsheet (or as otherwise agreed).

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Attachment 1 to Schedule 1

[***]

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Attachment 2 to Schedule 1 – Model Calculations worked examples

[***]

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Schedule 2 – Quality Assurance

[***]

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Schedule 3 – Rail Performance Levels

[***]

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EXECUTED as a deed

Signed by Richard Van Breda for Stanwell Corporation Limited ACN 078 848 674 under power of attorney in the presence of

/s/ Natalie Gordon 9 July 2019	/s/ Richard Van Breda
Signature of witness	Richard Van Breda
Natalie Gordon
Name of witness (print)

Executed by Coronado Curragh Pty Ltd ABN 90 009 362 565 in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/ Ayten Saridas	/s/ Ben Pentelow
Signature of director	Signature of director/company secretary (Please delete as applicable)
Ayten Saridas	Ben Pentelow
Name of director (print)	Name of ~~director~~/company secretary (print)

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